                                                                     EXHIBIT 2.1

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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                               Microtune, Inc.,
                            a Delaware corporation;


                           Micro Acquisition, Inc.,
                           a California corporation;


                               Transilica  Inc.,
                           a California corporation;


                                      and

                              Jason Mendelson, as

                       the Shareholders' Representative




                         ____________________________

                         Dated as of October 28, 2001
                         ____________________________


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

                                   EXHIBITS


Exhibit A   -    Defined Terms

Exhibit B   -    Form of Voting Agreement

Exhibit C   -    Form of Employment and Non-Competition Agreement

Exhibit D   -    Form of Employment and Non-Competition Agreement

Exhibit E   -    Form of Escrow Agreement

Exhibit F   -    Form of Lock-Up Agreement

Exhibit G   -    Form of Second Amended and Restated Articles of Incorporation

Exhibit H   -    Form of Cooley Godward LLP Opinion

Exhibit I   -    Form of Investor Representation Statement

Exhibit J   -    Form of Gray Cary Ware & Freidenrich LLP Opinion

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

1.   Description of Transaction..........................................   2
     1.1   Merger of Merger Sub with and into the Company................   2
     1.2   Effect of the Merger..........................................   2
     1.3   Closing; Effective Time.......................................   2
     1.4   Articles of Incorporation and Bylaws; Directors and Officers..   3
     1.5   Conversion of Shares..........................................   3
     1.6   Employee Stock Options........................................   7
     1.7   Closing of the Company's Transfer Books.......................   8
     1.8   Exchange of Certificates......................................   8
     1.9   Dissenters' Rights............................................  10
     1.10  Escrow of Parent Common Stock.................................  10
     1.11  Tax Consequences..............................................  11

2.   Representations and Warranties of the Company.......................  11
     2.1   Due Organization; No Subsidiaries; Etc........................  11
     2.2   Articles of Incorporation and Bylaws; Records.................  12
     2.3   Capitalization, Etc...........................................  12
     2.4   Authority; Required Filings and Consents......................  13
     2.5   Financial Statements..........................................  15
     2.6   Absence of Undisclosed Liabilities............................  15
     2.7   Accounts Receivable...........................................  15
     2.8   Inventories...................................................  16
     2.9   Absence of Changes............................................  16
     2.10  Title to Assets; Tangible Assets and Real Property............  18
     2.11  Intellectual Property.........................................  19
     2.12  Bank Accounts.................................................  24
     2.13  Contracts.....................................................  24
     2.14  Compliance with Legal Requirements............................  25
     2.15  Governmental Authorizations...................................  25
     2.16  Tax Matters...................................................  26
     2.17  Labor Difficulties............................................  27
     2.18  Environmental Matters.........................................  28
     2.19  Employee Benefit Plans........................................  29
     2.20  Employees and Consultants.....................................  32
     2.21  Restrictions on Business Activities...........................  33
     2.22  Insurance.....................................................  33
     2.23  Interested Party Transactions.................................  34
     2.24  No Existing Discussions.......................................  34
     2.25  Real Property Holding Corporation.............................  34
     2.26  Non U.S. Citizens.............................................  34
     2.27  Indemnification Claims........................................  35
     2.28  Power of Attorney.............................................  35

                               TABLE OF CONTENTS
                                  (Continued)

                                                                         Page
                                                                         ----

     2.29  Legal Proceedings; Orders.....................................  35
     2.30  Company Action................................................  36
     2.31  Securities Law Compliance; Purchasers' Representative.........  36
     2.32  Finder's Fee..................................................  36
     2.33  Reorganization................................................  37
     2.34  No Misrepresentation..........................................  37

3.   Representations and Warranties of Parent and Merger Sub.............  37
     3.1   Corporate Existence and Power.................................  37
     3.2   Capitalization, Etc...........................................  37
     3.3   Authority; Required Filings and Consents......................  38
     3.4   SEC Filings; Financial Statements.............................  39
     3.5   Absence of Changes............................................  39
     3.6   Legal Proceedings; Orders.....................................  40
     3.7   Non-Contravention; Consents...................................  40
     3.8   Eligibility to Use Form S-3...................................  41
     3.9   Valid Issuance................................................  41
     3.10  Reorganization................................................  41
     3.11  Section 16(b) of the Exchange Act.............................  41

4.   Certain Covenants of the Company....................................  41
     4.1   Access and Investigation......................................  41
     4.2   Operation of the Company's Business...........................  42
     4.3   Notification..................................................  43
     4.4   Consent of Company Shareholders...............................  44
     4.5   HSR Act; Securities Law Compliance............................  44

5.   Additional Agreements of the Parties  44
     5.1   No Solicitation...............................................  44
     5.2   Public Disclosure.............................................  45
     5.3   Tax-Free Reorganization.......................................  45
     5.4   Employment Matters............................................  46
     5.5   Company 401(k) Plan...........................................  46
     5.6   Additional Agreements; Reasonable Efforts.....................  46
     5.7   Expenses......................................................  46
     5.8   Updating Schedules............................................  46
     5.9   Company D&O Insurance.........................................  47
     5.10  Form S-8......................................................  47
     5.11  Indemnification...............................................  47
     5.12  Employee Benefits.............................................  47
     5.13  Section 16 Matters............................................  47

                               TABLE OF CONTENTS
                                  (Continued)

                                                                         Page
                                                                         ----

6.   Conditions Precedent to Obligations of Parent and Merger Sub........  48
     6.1   Accuracy of Representations...................................  48
     6.2   Performance of Covenants......................................  48
     6.3   Shareholder Approval..........................................  48
     6.4   Consents......................................................  48
     6.5   Agreements and Documents......................................  48
     6.6   Employment Agreements.........................................  49
     6.7   No Restraints.................................................  49
     6.8   No Litigation.................................................  49
     6.9   Total Assets..................................................  49
     6.10  Investor Representation Statement; Number of Shareholders.....  50
     6.11  Restrictions on Transfer of Parent Common Stock Issued in
             the Merger..................................................  50
     6.12  Purchaser Representative......................................  50
     6.13  Closing Cash Balance..........................................  50

7.   Conditions Precedent to Obligations of the Company..................  50
     7.1   Accuracy of Representations...................................  50
     7.2   Performance of Covenants......................................  50
     7.3   Documents.....................................................  51
     7.4   No Restraints.................................................  51
     7.5   No Litigation.................................................  51
     7.6   Total Assets..................................................  51
     7.7   Listing.......................................................  51

8.   Registration of Shares..............................................  51
     8.1   Registration Statement........................................  51

9.   Termination  54
     9.1   Termination Events............................................  54
     9.2   Termination Procedures........................................  55
     9.3   Effect of Termination.........................................  55

10.  Indemnification.....................................................  55
     10.1  Survival of Representations and Warranties and Covenants......  55
     10.2  Indemnification by the Company................................  56
     10.3  Indemnity Cap; Threshold for Claims; Excluded Losses and
             Costs.......................................................  56

11.  Escrow Fund.........................................................  57
     11.1  Establishment of Escrow.......................................  57
     11.2  Dispute Resolution............................................  57

12.  Miscellaneous Provisions............................................  58
     12.1  Attorneys' Fees..............................................  58
     12.2  Notices......................................................  58

                               TABLE OF CONTENTS
                                  (Continued)

                                                                         Page
                                                                         ----

     12.3   Time of the Essence..........................................  59
     12.4   Headings.....................................................  59
     12.5   Counterparts.................................................  59
     12.6   Governing Law................................................  59
     12.7   Successors and Assigns.......................................  59
     12.8   Remedies Cumulative; Specific Performance....................  59
     12.9   Waiver.......................................................  60
     12.10  Amendments...................................................  60
     12.11  Severability.................................................  60
     12.12  Entire Agreement.............................................  60
     12.13  Third Party Beneficiaries....................................  60
     12.14  Construction.................................................  60

                                   Exhibit A

                                 DEFINED TERMS

     For purposes of the Agreement (including this Exhibit A):

     Acquired Entity. "Acquired Entity" shall mean the Company or any Company Subsidiaries, collectively the "Acquired Entities".

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) except for the Merger contemplated herein, any merger, consolidation, business combination or other similar transaction in which the Company is a constituent corporation or is otherwise involved;

          (b) any sale, lease, transfer, or disposition of a material portion of assets of the Company; or

          (c)  any liquidation or dissolution of the Company.

     Additional Escrow Shares. "Additional Escrow Shares" shall have the meaning ascribed to such term in Section 11.2 of this Agreement.

     Adjustment Shares. "Adjustment Shares" shall have the meaning ascribed to such term in Section 1.5(b) of this Agreement.

     Advances. "Advances" shall mean the amount of all Advances (as defined in the Credit Agreement) not used by the Company for capital expenditures (as defined by GAAP) prior to the Closing Date.

     Affiliate. "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

     Aggregate Series A Preference. "Aggregate Series A Preference" shall have the meaning ascribed to such term in Section 1.5(c)(ii) of this Agreement.

     Aggregate Series B Preference. "Aggregate Series B Preference" shall have the meaning ascribed to such term in Section 1.5(c)(iii) of this Agreement.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     Agreement of Merger. "Agreement of Merger" shall have the meaning ascribed to such term in Section 1.3 of this Agreement.

     Alternative Company Transaction. "Alternative Company Transaction" shall have the meaning ascribed to such term in Section 5.1(a) of this Agreement.

     Alternative Company Transaction Proposal. "Alternative Company Transaction Proposal" shall have the meaning ascribed to such term in Section 5.1(a) of this Agreement.

     Balance Sheet Date.  "Balance Sheet Date" shall mean September 30, 2001.

     Benefit Obligations. "Benefit Obligations" shall mean the employer's aggregate financial liability to provide all current, projected and contingent benefits to Employees or former Employees of Company or any Acquired Entity, or their beneficiaries or dependents, as the case may be, under the terms of any Employee Plan, regardless of whether an amount less than such aggregate financial liability is reflected on the employer's financial statements under applicable tax or accounting rules.

     Cash Consideration Amount. "Cash Consideration Amount" shall have the meaning ascribed to such term in Section 1.5(b) of this Agreement.

     CG.  "CG" shall mean Cooley Godward LLP.

     CGCL.  "CGCL" shall mean the California General Corporation Law.

     Closing.  "Closing" shall have the meaning ascribed to such term in Section
1.3 of this Agreement.

     Closing Date. "Closing Date" shall mean the actual date on which the Closing takes place.

     Closing Sales Price. "Closing Sales Price" shall have the meaning ascribed to such term in Section 1.8(a) of this Agreement.

     COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

     Code. "Code" shall mean the Internal Revenue Code of 1986, as amended and any applicable regulations promulgated thereunder.

     Common Stock Allocation. "Common Stock Allocation" shall have the meaning ascribed to such term in Section 1.5(c)(ix) of this Agreement.

     Common Stock Fraction. "Common Stock Fraction" shall have the meaning ascribed to such term in Section 1.5(c)(vi) of this Agreement.

     Company. "Company" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

     Company Acquisition Proposal. "Company Acquisition Proposal" shall have the meaning ascribed to such term in Section 5.1(a) of this Agreement.

     Company Common Stock. "Company Common Stock" shall have the meaning ascribed to such term in Section 2.3(a) of this Agreement.

     Company Common Stock Equivalents. "Company Common Stock Equivalents" shall have the meaning ascribed to such term in Section 1.5(c)(x) of this Agreement.

     Company Constituent Documents. "Company Constituent Documents" shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

     Company Contract. "Company Contract" shall mean any Contract, including any amendment or supplement thereto to which the Company is a party.

     Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company on the date of this Agreement.

     Company Employee Plan. "Company Employee Plan" shall have the meaning ascribed to such term in Section 2.19(a)(i) of this Agreement.

     Company Insiders. "Company Insiders" shall have the meaning ascribed to such term in Section 3.11 of this Agreement.

     Company Intellectual Property. "Company Intellectual Property" shall have the meaning ascribed to such term in Section 2.11(c) of this Agreement.

     Company International Employee Plan. "Company International Employee Plan" shall have the meaning ascribed to such term in Section 2.19(a)(i) of this Agreement.

     Company Financial Statements. "Company Financial Statements" shall have the meaning ascribed to such term in Section 2.5(a) of this Agreement.

     Company Material Adverse Effect. An inaccuracy will be deemed to have a "Company Material Adverse Effect" if such inaccuracy (considered together with all other inaccuracies that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Company Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect (a) any failure by the Company to meet internal projections or forecasts for any period ending on or after the date of this Agreement; (b) any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company or its Subsidiaries has material operations or sales; (c) any adverse change, effect, occurrence, state of facts or development resulting from compliance with the terms of, or the taking of any action required by, this Agreement, or (d) any of the following adverse changes, effects, occurrences, state of facts or developments are attributable to the announcement or pendency of the Merger: (i) cancellations of or delays in customer orders, (ii) reductions in sales, or (iii) disruptions in supplier, distributor or partner relationships.

     Company Option Exchange Ratio. "Company Option Exchange Ratio" shall have the meaning ascribed to such term in Section 1.6(a).

     Company Options. "Company Options" shall mean all options to purchase shares of Company capital stock.

     Company Products. "Company Products" shall mean any and all products and services provided by an Acquired Entity and derivatives of thereof, and any portion of such products, services, and derivatives, where such products, services, derivatives, and portions thereof are currently provided by that Acquired Entity, currently proposed or anticipated to be provided by that Acquired Entity, or are related to research and development by or for that Acquired Entity.

     Company Rights. "Company Rights" shall have the meaning ascribed to such term in Section 2.3(b) of this Agreement.

     Company Software. "Company Software" shall have the meaning ascribed to such term in Section 2.11(k) of this Agreement.

     Company Stock Certificate. "Company Stock Certificate" shall have the meaning ascribed to such term in Section 1.7 of this Agreement.

     Company Stock Option Plans. "Company Stock Option Plans" shall mean, collectively, the Company's 2000 Stock Option, Deferred Stock and Restricted Stock Plan, the Company's 2001 Amended and Restated Equity Incentive Plan and each stock option agreement entered into thereunder.

     Company Subsidiaries. "Company Subsidiaries" shall have the meaning ascribed to such term in Section 2.1(a) of this Agreement.

     Company Subsidiary Constituent Documents. "Company Subsidiary Constituent Documents" shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

     Company U.S. Employee Plan. "Company U.S. Employee Plan has the meaning set forth in section 2.19(a)(i) of this Agreement.

     Company Warrant. "Company Warrants" shall mean all outstanding warrants or other similar rights to purchase equity securities of the Company outstanding immediately prior to Closing.

     Confidential Information. "Confidential Information" shall have the meaning ascribed to such term in the Section 2.11(i) of this Agreement.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization required to consummate the Merger).

     Constituent Corporations. "Constituent Corporations" shall mean Merger Sub and Parent.

     Constituent Documents. "Constituent Documents" shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

     Consultant. "Consultant" shall mean an individual resident in any jurisdiction who, as of the Effective Time, is an independent contractor or an individual supplied by a third party and who currently provides an Acquired Entity with consulting services related to the business of such Acquired Entity.

     Continuing Employees. "Continuing Employees" shall have the meaning ascribed to such term in Section 5.12 of this Agreement.

     Contract. "Contract" shall mean any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense or other legally binding commitment.

     Copyrights.  "Copyrights" shall have the meaning ascribed to such term in
Section 2.11(a)(iii) of this Agreement.

     Credit Agreement. "Credit Agreement" shall mean the Credit Agreement by and between the Parent and the Company of each date with this Agreement.

     Damages. "Damages" shall include any loss, damage, injury, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees, charge, cost, or expense; provided, however, that any of the foregoing shall be computed by taking into account any insurance proceeds actually received.

     Deducted Liabilities. "Deducted Liabilities" shall have the meaning ascribed to such term in Section 1.5(b) of this Agreement.

     Disclosure Schedules. "Disclosure Schedules" shall mean the Company Disclosure Schedule and the Parent Disclosure Schedule.

     Dissenting Shares. "Dissenting Shares" shall have the meaning ascribed to such term in Section 1.9 of this Agreement.

     Effective Time. "Effective Time" shall have the meaning ascribed to such term in Section 1.3 of this Agreement.

     Employee. "Employee" shall mean an individual resident in any jurisdiction who, as of the Effective Time, is an employee of an Acquired Entity (including active or inactive employees).

     Employment Agreements. "Employment Agreements" shall have the meaning ascribed to such term in section F of the Recitals of this Agreement.

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Environmental Claim. "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, writs, injunctions, restraining orders, Liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by any Acquired Entity or any joint venture; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

     Environmental Laws. "Environmental Laws" shall mean all Laws relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to protection of the environment including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     Environmental Permits. "Environmental Permits" shall mean all environmental approvals, permits, licenses, clearances and consents.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate. "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with Company within the meaning of Section 414(b), (c), (m) or
(o) of the Code.

     Escrow Agent.  "Escrow Agent"  shall mean Wells Fargo Bank Texas, N.A.

     Escrow Agreement. "Escrow Agreement" shall mean the escrow agreement in substantially the form of Exhibit E attached hereto.
                          ---------

     Escrow Period. "Escrow Period" shall have the meaning ascribed to such term in Section 1.10 of this Agreement.

     Escrow Shares. "Escrow Shares" shall have the meaning ascribed to such term in Section 1.10 of this Agreement.

     Estimated Company Transaction Expense. "Estimated Company Transaction Expense" shall have the meaning ascribed to such term in Section 5.17 of this Agreement.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Excluded Losses and Costs. "Excluded Losses and Costs" shall have the meaning ascribed to such term in Section 10.3 of this Agreement.

     Excluded Shares. "Excluded Shares" shall mean all shares of Company Common Stock held as of the Effective Time (i) by the Company as treasury shares or
(ii) by Parent or any Subsidiary of Parent.

     Full A Participation Amount. "Full A Participation Amount" shall have the meaning ascribed to such term in Section 1.5(b)(ii) of this Agreement.

     Full B Participation Amount. "Full B Participation Amount" shall have the meaning ascribed to such term in Section 1.5(b)(iii) of this Agreement.

     GAAP. "GAAP" shall mean United States generally accepted accounting principles consistently applied over the relevant time periods.

     GCWF.  "GCWF" shall mean Gray Cary Ware & Freidenrich LLP.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) consent, permit, license, certificate, franchise, clearance, registration or qualification issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Gross Shares. "Gross Shares" shall have the meaning ascribed to such term in Section 1.5(b) of this Agreement.

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     HSR Costs.  "HSR Costs" shall have the meaning ascribed to such term in
Section 4.5 of this Agreement.

     HSR Limit. "HSR Limit" shall have the meaning set forth in Section 6.9 of this Agreement.

     Hazardous Materials. "Hazardous Materials" shall mean (a) any petroleum or petroleum products, hydrocarbons, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers of other equipment that contain dielectric fluid containing polychlorinated biphenyls in regulated concentrations; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, which is regulated under any Environmental Law in a jurisdiction in which any Acquired Entity operates.

     Indemnity Cap. "Indemnity Cap" shall have the meaning ascribed to such term in Section 10.3 of this Agreement.

     Intellectual Property. "Intellectual Property" shall have the meaning ascribed to such term in Section 2.11(a) of this Agreement.

     IRCA. "IRCA" shall mean the Immigration Reform and Control Act of 1986, as amended.

     Issued Patents. "Issued Patents" shall have the meaning ascribed to such term in Section 2.11(a)(i) of this Agreement.

     JAMS. "JAMS" shall have the meaning ascribed to such term in Section 11.2(c) of this Agreement.

     Key Employees. "Key Employees" shall have the meaning ascribed to such term in Section F of the Recitals of this Agreement.

     Legal Proceeding. "Legal Proceeding" shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirements. "Legal Requirements" shall mean all federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Liabilities. "Liabilities" shall have the meaning set forth in Section 2.6 of this Agreement.

     Lien. "Lien" shall mean any lien, pledge, charge, claim, restriction on transfer, mortgage, right of usufruct, option, right of first refusal or preemptive right (whether created by statute, the charter documents of an Acquired Entity or any agreement to which any Acquired Entity is a party), purchase money and other security interest or other encumbrance of any sort.

     Limitation.  "Limitation" shall have the meaning ascribed to such term in
Section 10.3 of this Agreement.

     Loan Documents. "Loan Documents" shall mean the Credit Agreement and the Note.

     Lock-Up Agreement.   "Lock-Up Agreement" shall have the meaning ascribed to
such term in Section 6.11 of this Agreement.

     Losses. "Losses" shall have the meaning ascribed to such term in Section 10.2(a) of this Agreement.

     Material Contracts. "Material Contracts" shall have the meaning ascribed to such term in Section 2.13 of this Agreement.

     Major Shareholders. "Major Shareholders" shall have the meaning ascribed to such term in Section E of the Recitals of this Agreement.

     Material Tangible Assets. "Material Tangible Assets" shall mean all tangible assets and properties (including real property) which are material to the conduct of its business as currently conducted or which are reflected on the Unaudited Interim Balance Sheet or acquired since the Balance Sheet Date.

     Merger. "Merger" shall have the meaning ascribed to such term in Section B of the Recitals of this Agreement.

     Merger Consideration. "Merger Consideration" shall have the meaning ascribed to such term in Section 1.5(c)(xi) of this Agreement.

     Merger Sub. "Merger Sub" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

     Nasdaq.  "Nasdaq" shall mean the Nasdaq National Stock Market.

     Note.  "Note" shall have the meaning provided in the Credit Agreement.

     Order. "Order" shall mean any decree, permanent injunction, order or similar action.

     Outstanding Company Capital Stock. "Outstanding Company Capital Stock" shall have the meaning ascribed to such term in Section 2.3(a) of this Agreement.

     Outstanding Parent Capital Stock. "Outstanding Parent Capital Stock" shall have the meaning ascribed to such term in Section 3.2(a) of this Agreement.

     Parent. "Parent" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

     Parent Adjusted Capital. "Parent Adjusted Capital" shall have the meaning ascribed to such term in Section 1.5(b) of this Agreement.

     Parent Common Stock. "Parent Common Stock" shall have the meaning ascribed to such term in Section 1.5(b) of this Agreement.

     Parent Disclosure Schedule. "Parent Disclosure Schedule" shall mean the schedule, if any, (dated as of the date of the Agreement) delivered to Company on behalf of Parent on the date of this Agreement and signed by the President of Parent.

     Parent Indemnified Person. "Parent Indemnified Person" shall have the meaning ascribed to such term in Section 10.2(a) of this Agreement.

     Parent Material Adverse Effect. An inaccuracy will be deemed to have a "Parent Material Adverse Effect" if such inaccuracy (considered together with all other inaccuracies that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Parent Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or
(ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect (a) any failure by Parent to meet internal projections or forecasts for any period ending on or after the date of this Agreement; (b) any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which Parent participates, the U.S. economy as a whole or foreign economies in any locations where Parent or its Subsidiaries has material operations or sales; (c) any adverse change, effect, occurrence, state of facts or development resulting from compliance with the terms of, or the taking of any action required by, this Agreement, or (d) any of the following adverse changes, effects, occurrences, state of facts or developments are attributable to the announcement or pendency of the Merger: (i) cancellations of or delays in customer orders, (ii) reductions in sales, or (iii) disruptions in supplier, distributor or partner relationships.

     Parent Options. "Parent Options" shall mean all options to purchase shares of Parent capital stock.

     Parent SEC Documents. "Parent SEC Documents" shall have the meaning ascribed to such term in Section 3.4(a) of this Agreement.

     Parent Stock Option Plans. "Parent Stock Option Plans" shall mean Parent's 1996 Stock Option Plan, 2000 Employee Stock Option Plan and Director's Stock Option Plan.

     Participating Holder. "Participating Holder" shall have the meaning ascribed to such term in Section 8.1(c) of this Agreement.

     Patents. "Patents" shall have the meaning ascribed to such term in Section 2.11(a)(ii) of this Agreement.

     Patent Application. "Patent Application" shall have the meaning ascribed to such term in Section 2.11(a)(ii) of this Agreement.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. "Pre-Closing Period" shall have the meaning ascribed to such term in Section 4.1 of this Agreement.

     Primary Participation Pool. "Primary Participation Pool" shall have the meaning ascribed to such term in Section 1.5(b)(ii) of this Agreement.

     Pro Rata Portion. The number of shares of Parent Common Stock comprising a holder's "Pro Rata Portion" of the Escrow Shares shall be equal to the product of (i) the Escrow Shares, multiplied by (ii) the quotient obtained by dividing
(A) the total number of shares of Parent Common Stock such holder is entitled to receive pursuant to Section 1.5, by (B) the Total Merger Shares issuable to the shareholders of the Company pursuant to Section 1.5.

     Registrable Shares. "Registrable Shares" shall have the meaning ascribed to such term in Section 8.1(a) of this Agreement.

     Registration Statement. "Registration Statement" shall have the meaning ascribed to such term in Section 8.1(a) of this Agreement.

     Related Agreements. Related Agreements shall mean the Voting Agreement and the Escrow Agreement.

     Release. "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     Required Company Shareholder Vote. "Required Company Shareholder Vote" shall have the meaning ascribed to such term in Section 2.30 of this Agreement.

     Restated Articles. "Restated Articles" shall have the meaning ascribed to such term in Section 4.2(b)(iv) of this Agreement.

     Returns. "Returns" shall mean all returns, estimates, information statements and reports required to be filed with any taxing authority.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Secondary Participation Pool. "Secondary Participation Pool" shall have the meaning ascribed to such term in Section 1.5(b)(iii) of this Agreement.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     Series A Allocation. "Series A Allocation" shall have the meaning ascribed to such term in Section 1.5(c)(vii) of this Agreement.

     Series A Fraction. "Series A Fraction" shall have the meaning ascribed to such term in Section 1.5(c)(iv) of this Agreement.

     Series A Preference. "Series A Preference" shall have the meaning ascribed to such term in Section 1.5(b)(i) of this Agreement.

     Series A Preferred Stock. "Series A Preferred Stock" shall have the meaning ascribed to such term in Section 2.3(a) of this Agreement.

     Series B Allocation. "Series B Allocation" shall have the meaning ascribed to such term in Section 1.5(c)(viii) of this Agreement.

     Series B Fraction. "Series B Fraction" shall have the meaning ascribed to such term in Section 1.5(c)(v) of this Agreement.

     Series B Preference. "Series B Preference" shall have the meaning ascribed to such term in Section 1.5(b)(i) of this Agreement.

     Series B Preferred Stock. "Series B Preferred Stock" shall have the meaning ascribed to such term in Section 2.3(a) of this Agreement.

     Shareholders. "Shareholders" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

     Shareholders' Representative. "Shareholders' Representative shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

     Subsidiary. Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record,
(i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

     Surviving Corporation. "Surviving Corporation" shall have the meaning ascribed to such term in Section 1.1 of this Agreement.

     Suspension Right. "Suspension Right" shall have the meaning ascribed to such term in Section 8.1(f) of this Agreement.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Third Party Intellectual Property. "Third Party Intellectual Property" shall have the meaning ascribed to such term in Section 2.11(d) of this Agreement.

     Total Merger Consideration. "Total Merger Consideration" shall have the meaning ascribed to such term in Section 1.5(b) of this Agreement.

     Total Merger Shares. "Total Merger Shares" shall have the meaning ascribed to such term in Section 1.5(b) of this Agreement.

     Transaction Documents. "Transaction Documents" shall mean all other documents required to be executed and delivered by the Company hereunder, including without limitation the Escrow Agreement, the Employment Agreements and the Loan Documents.

     Trademarks.  "Trademarks" shall have the meaning ascribed to such term in
Section 2.11(a)(iv) of this Agreement.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall have the meaning ascribed to such term in Section 2.5(a)(ii) of this Agreement.

     U.S. Person.  "U.S. Person" shall have the meaning ascribed to such term in
Section 6.10 of this Agreement.

     Voting Agreement. "Voting Agreement" shall have the meaning ascribed to such term in Section E of the Recitals of this Agreement.

     Written Consent. "Written Consent" shall have the meaning ascribed to such term in Section 4.4(a) of this Agreement.

                                                                  EXECUTION COPY


                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of October 28, 2001, by and among: Microtune, Inc., a Delaware corporation ("Parent"), Micro Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Transilica Inc., a California corporation (the "Company") and Jason Mendelson, as Shareholders' Representative (the "Shareholders' Representative") of the registered holders of capital stock of the Company listed on the stock records of the Company immediately prior to Closing (as hereinafter defined) (the "Shareholders"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Exhibit A attached hereto and incorporated herein by this reference.

                                   Recitals

     A. The Board of Directors of each of Parent, Merger Sub and the Company deems it advisable and in the best interests of its respective corporation and the shareholders of its respective corporation that Parent and the Company combine.

     B. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") in accordance with this Agreement, and the California General Corporations Law (the "CGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

     C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

     D. This Agreement has been approved by the Board of Directors of each of Parent, Merger Sub and the Company and has been adopted by Parent, as the sole stockholder of Merger Sub.

     E. Simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, each of Hock Law, Dennis Kwan, Jonathon Cheah, Smart Technology Ventures III SBIC, L.P., Lakshmi Technologies LLC, Lakshmi Ventures I, LLC, Lakshmi Ventures II, LLC, Softbank Technology Ventures VI L.P., Softbank U.S. Ventures VI L.P., Softbank Technology Ventures Advisors Fund VI L.P. and Softbank Technology Ventures Side Fund VI L.P. (collectively, the "Major Shareholders") is entering into a Voting Agreement with Parent in the form of Exhibit B (the "Voting Agreement") pursuant to which each Major Shareholder has, among other things, irrevocably agreed, upon the terms and subject to the conditions thereof, to vote his/her/its Company capital stock in favor of the Merger.

     F. Simultaneously with the execution and delivery of this Agreement, each of Hock Law, Dennis Kwan, Jonathon Cheah, Masafumi Nakamura, Paul Chan, Suresh Kumar, Jacob

Hirbawi, Le Luong, Jiangping Pan, Eng Low, Lee Tay Chew, Krishnasamy Anandakumar, Thomas Paniker, Fujiang Lin and Hidekazu Nakama (the "Key Employees"), and the Company are executing an Employment and Non-Competition Agreement substantially in the form of Exhibit C or Exhibit D (at Parent's option) attached hereto (the "Employment Agreements") to be effective upon Closing, whereby each of the Key Employees agrees, among other things, to terms of employment with the Company immediately following the Closing and not to compete with or solicit employees from Parent or the Surviving Corporation (as defined in Section 1.1) during the term of such employment and for one (1) year after the expiration of such term.

                                   Agreement

     The parties to this Agreement agree as follows:

1.   Description of Transaction

     1.1 Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL. At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired but all rights of creditors and all Liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133, at 5:00 p.m., PST on a date to be designated by Parent which shall not be more than 2 business days after the date on which the last of the conditions set forth in Sections 6 and 7 have been satisfied. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with the Closing, a properly executed agreement of merger conforming to the requirements of the CGCL (the "Agreement of Merger") shall be filed with

                                       2.

the Secretary of State of the State of California. The Merger shall become effective at the time specified in such Agreement of Merger or, if no time is specified, at the time such Agreement of Merger is filed with and accepted by the Secretary of State of the State of California (the "Effective Time").

     1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

           (a) the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation;

           (b) the Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time; and

           (c) at the Effective Time, the initial directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation, each of whom will hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed.

     1.5   Conversion of Shares.

           (a) Subject to Sections 1.8(a), 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

           (b) each share of Outstanding Company Capital Stock, other than Excluded Shares and Dissenting Shares shall be converted into the right to receive that portion of the Total Merger Consideration as set forth in this
Section 1.5. The "Total Merger Consideration" shall be equal to (A) that number of shares of the common stock of Parent, $0.001 par value per share ("Parent Common Stock"), equal to 19.99% of the Parent Adjusted Capital (the "Total Merger Shares"), plus (B) a cash amount equal to the total of the Company's
                 ----
cash balance and cash equivalents as of the Closing Date and any amount of cash spent on capital expenditures (as defined by GAAP) subsequent to the date hereof but prior to the Closing Date less the Deducted Liabilities (the "Cash
                              ----
Consideration Amount"). "Deducted Liabilities" shall mean (i) liabilities (other than the long term portion of the liabilities of the Acquired Entities under leases which are treated as capital leases under GAAP as of the Closing Date) required by GAAP to be reflected on the consolidated balance sheet of the Acquired Entities on the Closing Date, (ii) the outstanding balance of all Advances under the Loan Agreement as of the Closing Date (without duplication of liabilities provided for in clause (i) above), as of the Closing Date and (iii) all customer deposits, prepaid sales and similar items, including specifically, those related to that certain customer deposit of $1.5 million from Memcorp Inc. to the Company and similar arrangements (without duplication of liabilities provided for in clause (i) above). "Parent Adjusted Capital" shall be the number of shares of Parent Common Stock that are outstanding immediately prior to Closing (the "Gross Shares") less any shares of Parent Common Stock (the "Adjustment Shares") issued by Parent subsequent to September 30, 2001 in connection with any merger, consolidation, business combination, investment or other similar transaction pursuant to which Parent acquires (x) 50% or more of the voting power of any Entity or (y) all or

                                       3.

substantially all of the assets of any Entity or the issuance of Parent Common Stock to raise capital; provided, however, that the maximum number of Adjustment Shares that may be subtracted from the number of Gross Shares shall not exceed 7.5% of the number of shares of Parent Common Stock outstanding on the date of this Agreement. The Total Merger Consideration shall be allocated to the Shareholders as described in subsections (i) through (iv) below. For the purposes of calculating the value of the Total Merger Shares pursuant to this
Section 1.5(b), shares of Parent Common Stock shall be valued at $15.82 per share.

               (i) Each share of Series A Preferred Stock outstanding at Closing shall be entitled to receive $0.50 per share (the "Series A Preference") payable in cash and/or shares of Parent Common Stock, as determined below; and each share of Series B Preferred Stock outstanding at Closing shall be entitled to receive $1.6026 per share (the "Series B Preference") payable in cash and/or shares of Parent Common Stock, as determined below; provided, however, if the value of the Total Merger Consideration is less than the sum of (A) the Aggregate Series A Preference plus (B) the Aggregate Series B Preference, then
(x) each share of Series A Preferred Stock outstanding at Closing shall be entitled to receive that amount equal to (i)(A) the Aggregate Series A Preference divided by (B) the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference, multiplied by (ii)(A) the Total Merger Consideration divided by (B) the number of shares of Series A Preferred Stock outstanding at Closing and (y) each share of Series B Preferred Stock outstanding at Closing shall be entitled to receive that amount equal to (i)(A) the Aggregate Series B Preference divided by (B) the sum of the Aggregate Series B Preference plus the Aggregate Series A Preference, multiplied by (ii)(A) the Total Merger Consideration divided by (B) the number of shares of Series B Preferred Stock outstanding at Closing.

               (ii) If the value of the Total Merger Consideration exceeds the sum of the Aggregate Series A Preference and the Aggregate Series B Preference, then, after making the allocations set forth in Section 1.5(b)(i), each share of Series A Preferred Stock, Series B Preferred Stock and Company Common Stock outstanding at Closing shall be entitled to $1.50 per share payable in cash and/or stock, as determined below; provided, however, that if (x) the product of $1.50 multiplied by the number of Company Common Stock Equivalents outstanding at Closing (such product, the "Full A Participation Amount"), exceeds (y)(i) the value of the Total Merger Consideration less (ii) the sum of
(A) the Aggregate Series A Preference plus (B) the Aggregate Series B Preference (such difference, the "Primary Participation Pool"), then each share of Series A Preferred Stock, Series B Preferred Stock and Company Common Stock outstanding at Closing shall be entitled to an amount equal to (A) the Primary Participation Pool divided by (B) the number of Company Common Stock Equivalents outstanding at Closing.

               (iii) If the value of the Primary Participation Pool exceeds the Full A Participation Amount, then, after making the allocations set forth in Sections 1.5(b)(i) or (ii), each share of Series B Preferred Stock and Company Common Stock outstanding at Closing shall be entitled to receive $3.3078 per share payable in cash and/or stock, as determined below; provided, however, that if (x) the product of $3.3078 multiplied by the number of Company Common Stock Equivalents (other than shares of Series A Preferred Stock) outstanding at Closing (such product, the "Full B Participation Amount"), exceeds (y)(i) the value of the Total Merger Consideration less (ii) the sum of (A) the Aggregate Series A Preference plus (B) the

                                       4.

Aggregate Series B Preference plus (C) the Full A Participation Amount (such difference, the "Secondary Participation Pool"), then each share of Series B Preferred Stock and Company Common Stock outstanding at Closing shall be entitled to an amount equal to the Secondary Participation Pool divided by the number of Company Common Stock Equivalents (other than shares of Series A Preferred Stock) outstanding at Closing.

               (iv) If the value of the Secondary Participation Pool exceeds the Full B Participation Amount, then, after making the allocations set forth in Sections 1.5(b)(i), (ii) and (iii), each share of Company Common Stock outstanding at Closing shall be entitled to receive an amount equal to the quotient of (A) the difference between (i) the Secondary Participation Pool minus (ii) the Full B Participation Amount, divided by (B) the sum of (i) the number of shares of Company Common Stock plus (ii) Company Options outstanding at Closing.

               (v) Each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

               (vi) All Excluded Shares shall be cancelled and retired and shall cease to exist and no consideration shall be delivered or be deliverable therefor.

          (c)  For purposes of this Agreement:

               (i) The cash consideration, if any, shall be paid only in respect of shares of Series A Preferred Stock, Series B Preferred Stock and Company Common Stock outstanding at Closing. The amount of cash payable in respect of each share of Series A Preferred Stock outstanding at Closing shall be equal to (A) the product of (x) the Series A Fraction multiplied by (y) the Cash Consideration Amount, divided by (B) the number of shares of Series A Preferred Stock outstanding at Closing. The amount of cash payable in respect of each share of Series B Preferred Stock outstanding at Closing shall be equal to
(A) the product of (x) the Series B Fraction multiplied by (y) the Cash Consideration Amount, divided by (B) the number of shares of Series B Preferred Stock outstanding at Closing. The amount of cash payable in respect of each share of Company Common Stock outstanding at Closing shall be equal to (A) the product of (x) the Common Stock Fraction multiplied by (y) the Cash Consideration Amount, divided by (B) the number of shares of Company Common Stock outstanding at Closing. The remaining amounts payable in respect of the Series A Preferred Stock, Series B Preferred Stock and Company Common Stock pursuant to Section 1.5(b)(i), (ii), (iii) and (iv), as applicable, shall be paid in shares of Parent Common Stock, with such shares of Parent Common Stock valued at $15.82 per share; it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.5 shall be held in escrow in accordance with Section 1.10.

               (ii) The "Aggregate Series A Preference" shall be equal to the product of (A) the Series A Preference multiplied by (B) the number of shares of Series A Preferred Stock outstanding at Closing.

                                       5.

               (iii) The "Aggregate Series B Preference" shall be equal to the product of (A) the Series B Preference multiplied by (B) the number of shares of Series B Preferred Stock outstanding at Closing.

               (iv) The "Series A Fraction" shall be the fraction: (A) having a numerator equal to the Series A Allocation and (B) having a denominator equal to the sum of the Series A Allocation, the Series B Allocation and the Common Stock Allocation.

               (v) The "Series B Fraction" shall be the fraction: (A) having a numerator equal to the Series B Allocation and (B) having a denominator equal to the sum of the Series A Allocation, the Series B Allocation and the Common Stock Allocation.

               (vi) The "Common Stock Fraction" shall be the fraction: (A) having a numerator equal to the Common Stock Allocation and (B) having a denominator equal to the sum of the Series A Allocation, the Series B Allocation and the Common Stock Allocation.

               (vii) The "Series A Allocation" shall be equal to (A) the aggregate amounts payable to the holders of Series A Preferred Stock pursuant to Sections 1.5(b)(i) and (ii), multiplied by (B) the number of shares of Series A Preferred Stock outstanding at Closing.

               (viii) The "Series B Allocation" shall be equal to (A) the aggregate amounts payable to the holders of Series B Preferred Stock pursuant to Sections 1.5(b)(i), (ii) and (iii), multiplied by (B) the number of shares of Series B Preferred Stock outstanding at Closing.

               (ix) The "Common Stock Allocation" shall be equal to (A) the aggregate amounts payable to the holders of Company Common Stock pursuant to Sections 1.5(b)(ii), (iii) and (iv), multiplied by (B) the number of shares of Company Common Stock outstanding at Closing.

               (x)       The "Company Common Stock Equivalents" shall consist of
(A) the shares of Outstanding Company Capital Stock (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement, but excluding any Excluded Shares), (B) the Company Options outstanding at Closing, and (C) the warrants, options (other than Company Options), convertible securities and any other rights to acquire shares of Company Common Stock outstanding at Closing.

               (xi) The "Merger Consideration" receivable by a holder of capital stock of the Company shall consist of (i) the shares of Parent Common Stock (other than Escrow Shares (as defined in Section 1.10)) issuable to such holder in accordance with Section 1.5 upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, (ii) the rights of such holder with respect to the Escrow Shares held by the Escrow Agent on behalf of such holder, (iii) the right of such holder to receive a portion of the Cash Consideration Amount in accordance with Section 1.5, and
(iv) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.8(a).

                                       6.

          (d) Notwithstanding anything to the contrary herein, the maximum number of shares of Parent Common Stock issuable hereunder shall not exceed the Total Merger Shares and the maximum aggregate amount of cash payable hereunder, if any, shall not exceed the Cash Consideration Amount, if any.

          (e) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     1.6  Employee Stock Options.

          (a) At the Effective Time, each then outstanding Company Option and Company Warrant and each other outstanding option to purchase Company Common Stock issued in accordance with the terms of this Agreement, whether vested or unvested, shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of such Company Stock Option Plan under which such Company Option was issued and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options and with respect to any Company capital stock under outstanding Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time,
(i) each Company Option and Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option and Company Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Company Option and the number of shares of Company capital stock that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the Company Option Exchange Ratio (as defined below) rounded down to the nearest whole number of shares of Parent Common Stock, and (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option or Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock or Company capital stock, as applicable, subject to such Company Option or Company Warrant, as in effect immediately prior to the Effective Time, by such Company Option Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and all restrictions on the exercise of each such assumed Company Option or Company Warrant shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option or Company Warrant shall otherwise remain unchanged; provided, however, that each such assumed Company Option or Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. It is the intention of the parties

                                       7.

that the Company Options so assumed by Parent following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 1.6. "Company Option Exchange Ratio" shall be equal to the quotient obtained by dividing (1) the total dollar value allocable to one share of Company Common Stock pursuant to the terms of Section 1.5(b), by (2) $15.82.

          (b) Prior to and at the Effective Time, there shall be no acceleration of vesting of any Company Options or Company Warrants assumed by Parent solely as a result of the Merger except pursuant to pre-existing written agreements which have been provided to Parent prior to Closing.

          (c) Holders of Company Options and Company Warrants that are assumed by Parent shall not be entitled to their pro rata portion of the Total Merger Shares until such securities are exercised by the holders thereof.

     1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates.

          (a) As soon as practicable after the Effective Time, Parent will send to each of the Shareholders a letter of transmittal in customary form and containing such customary provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by Parent by any such Shareholder, Parent shall (i) deliver to each such Shareholder a certificate representing the balance of such Shareholder's Pro Rata Portion of Parent Common Stock that such Shareholder has the right to receive pursuant to Section 1.5 minus such Shareholder's Pro Rata Portion of the Escrow Shares, and (ii) deliver to the Escrow Agent under the Escrow Agreement (as defined below) a certificate in the name of the Escrow Agent for the Escrow Shares. The "Escrow Shares" shall mean the shares of Parent Common Stock originally placed in escrow as determined by the following formula:

                X   =    ((Y + (W x Z)) x .15)
                         ---------------------
                                  Z

                                       8.

Where   X      =    the Escrow Shares;
        Y      =    the Cash Consideration;
        Z      =    Closing Sales Price (as defined below)
        W      =    Total Merger Shares

     The certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (i) above and to the Escrow Agent under clause (ii) above shall, in each case, represent only whole shares of Parent Common Stock. In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Closing Sales Price (as defined below) by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above and (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Closing Sales Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above. Notwithstanding the foregoing, Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to this Section 1.8(a) in lieu of issuing separate certificates representing each such holder's Escrow Shares. As used in this Agreement, the "Closing Sales Price" shall mean the closing sales price of one share of Parent Common Stock as quoted on the Nasdaq on the Closing Date and if such date is not a trading day, then the last trading day immediately preceding the Closing Date. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the portion of the Total Merger Consideration due upon surrender of such certificate in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit, surety bond and indemnity with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law, provided that Parent or the Surviving Corporation pays to the applicable government authority in accordance with applicable Legal Requirements,

                                       9.

the amount so withheld. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company held by a holder who, pursuant to Chapter 13 of the CGCL or any successor provision, has the right to dissent to the Merger and demand payment for such shares and properly dissents and demands payment for the fair value of such shares of capital stock of the Company ("Dissenting Shares") in accordance with the CGCL, shall not be converted into the right to receive Parent Common Stock as set forth in Section 1.5, unless such holder withdraws, fails to perfect or otherwise loses such holder's right to such payment, if any. If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder's Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the portion of the Total Merger Consideration provided for in Section 1.5. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Chapter 13 of the CGCL or any successor provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of capital stock of the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the CGCL, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10 Escrow of Parent Common Stock. Upon the Closing, Parent shall withhold the Escrow Shares to be delivered to the Escrow Agent pursuant to
Section 1.8(a)(ii) (the "Escrow Shares") and deliver such shares to Wells Fargo Bank Texas, N.A. as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent as collateral to secure the rights of the Indemnitees under Section 10 hereof. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit E (the "Escrow Agreement"). The deposit of the Escrow Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement shall constitute full and final payment of that consideration to the appropriate Shareholders in consideration of such Shareholders' respective shares of Company capital stock pursuant to this Agreement; provided, however, Parent shall be obligated to cause the Escrow Agent to release shares to the Shareholders in accordance with the provisions of Section 11 hereof and the Escrow Agreement and shall be obligated to cause the Parent's transfer agent to certificate such shares as released in accordance with this Agreement and the Escrow Agreement. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent for periods as set forth in the Escrow Agreement (the "Escrow Period"). In the event that this Agreement is adopted by the Shareholders' Representative, as evidenced solely by the execution and delivery of this

                                      10.

Agreement and the Escrow Agreement by the Shareholders' Representative, then all of the Shareholders shall, without any further act of any Shareholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of the Parent Indemnified Parties under Section 11 in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Shareholders' Representative as the representative under the Escrow Agreement of the Persons receiving merger consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.  Representations and Warranties of the Company

     Except as disclosed in the Company Disclosure Schedule provided to Parent on or before the date of this Agreement, the Company represents and warrants to Parent as follows:

     2.1  Due Organization; No Subsidiaries; Etc.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each direct or indirect subsidiary of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") has been duly organized and is a validly existing legal entity and in good standing or its local equivalent, as applicable, under the Legal Requirements of the jurisdiction of its organization (which is set forth in the Company Disclosure Schedule). The Company and each of the Company Subsidiaries has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;
(ii) to own, lease and operate its properties and use its assets in the manner in which its properties and assets are currently owned, leased, operated and used; and (iii) to perform its obligations under all Company Contracts.

          (b) The Company and each of the Company Subsidiaries is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(b) of the Company Disclosure Schedule.

          (c) The Company has no Subsidiaries except for the Company Subsidiaries identified in Part 2.1(c) of the Company Disclosure Schedule. Each of the Company and the Company Subsidiaries does not own any controlling interest in any Entity and, except for the interests identified in Part 2.1(c) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Neither the Company nor any of the Company Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Entity. The Company, or a Company Subsidiary, owns all of the equity interests of each Company Subsidiary, which equity interests are described

                                      11.

in the Company Disclosure Schedule, free and clear of all Liens except as set forth in Part 2.1(c) of the Company Disclosure Schedule.

     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent (or GCWF) accurate and complete copies of: (1) the Company's articles of incorporation and bylaws and the charter documents of the Company Subsidiaries in accordance with relevant local Legal Requirements, including all amendments thereto as in effect as of the date hereof; (2) the stock records of the Company and the Company Subsidiaries; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and any Company Subsidiary, the board of directors of the Company and the board of directors or other governing body of any Company Subsidiary and all committees of the board of directors of the Company that have been held or taken as of the date hereof (the items described in (1), (2) and (3) above, collectively, the "Company Constituent Documents" and the items described in (1), (2) and (3) above as applicable to the Company Subsidiaries, collectively, the "Company Subsidiary Constituent Documents" and together with the Company Constituent Documents, the "Constituent Documents"). As of the date hereof, there have been no formal meetings or other proceedings of the shareholders of the Company or the Company Subsidiaries, the board of directors of the Company or the Company Subsidiaries or any committee of the board of directors of the Company or the Company Subsidiaries that are not fully reflected in the Company Constituent Documents or the Company Subsidiary Constituent Documents, as applicable. There has not been any violation of the Constituent Documents, and neither the Company nor any Company Subsidiary has taken any action that is inconsistent in any respect with the Constituent Documents. All actions reflected in the Constituent Documents were duly and validly taken in compliance with applicable Legal Requirements. The books of account, stock records, minute books and other records of the Company and the Company Subsidiaries are accurate, up-to-date and complete, and have been maintained in accordance with Legal Requirements and prudent business practices.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock ("Company Common Stock"), of which 19,926,500 shares have been issued and are outstanding as of the date of this Agreement,
(ii) 11,250,000 shares of Series A Preferred Stock ("Series A Preferred Stock"), all of which have been issued and are outstanding, and (iii) 23,884,960 shares of Series B Preferred Stock ("Series B Preferred Stock"), 17,052,314 of which have been issued and are outstanding. All of the outstanding shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock (collectively, "Outstanding Company Capital Stock") have been duly authorized and validly issued, and are fully paid and nonassessable. All shares of Outstanding Company Capital Stock and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable state, federal and international securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
Part 2.3(a) of the Company Disclosure Schedule provides a description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company are subject.

                                      12.

          (b) The Company has reserved 15,295,861 shares of Company Common Stock for issuance pursuant to options to purchase Company Common Stock under the Company Stock Option Plans and options to purchase 6,897,436 shares are outstanding under the Company Stock Option Plans. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each option to purchase Common Stock of the Company outstanding as of the date hereof (whether vested or unvested) (the "Company Options"): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option including relevant information regarding accelerated vesting that may occur as result of the Merger or as the result of achieving performance goals; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in the Company Disclosure Schedule, there are (i) no equity securities of any class of any Acquired Entity, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which an Acquired Entity is a party or by which it is bound obligating an Acquired Entity to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of an Acquired Entity or obligating an Acquired Entity to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement (the "Company Rights"). Other than pursuant to the Voting Agreement or class voting as provided in the Company's Articles of Incorporation, there are no contracts, commitments or agreements relating to voting, purchase or sale of any Acquired Entity's equity (i) between or among an Acquired Entity and any of its shareholders, equity holders or holders of ownership interests, as applicable under Legal Requirements, or (ii) to any Acquired Entity's knowledge, between or among any of that entity's shareholders, equity holders or holders of ownership interests, as applicable under Legal Requirements.

          (c) All of the outstanding shares of capital stock of the Company Subsidiaries have been duly authorized, validly issued, are fully paid and nonassessable, or the local Legal Requirement equivalent, and have been issued in compliance with all applicable securities Legal Requirements in the relevant jurisdictions.

     2.4  Authority; Required Filings and Consents

          (a) The Company has all the unrestricted and absolute right, power and authority to execute and deliver this Agreement, the Transaction Documents and the Loan Documents, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Documents to which the Company is or will be a party and the Loan Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, including the approval of the Merger by the Required Company Shareholder Vote by virtue of the Voting Agreement. This Agreement, the Transaction

                                      13.

Documents to which the Company is a party and the Loan Documents have been or will be when executed and delivered by the Company, duly executed and delivered by the Company and constitute, or will constitute when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Legal Requirements affecting or relating to creditors' rights generally, and (ii) general principles of equity.

          (b) The execution and delivery by the Company of this Agreement, the Transaction Documents to which it is a party and the Loan Documents, or will be a party when they are executed by the Company, do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the Constituent Documents, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under or the payment of any fees or fines under, any note, mortgage, indenture, lease, guarantee, contract or other agreement or obligation to which any Acquired Entity is a party or by which any Acquired Equity or any of its respective properties or assets may be bound, (iii) conflict with or violate any permit, concession, franchise, license, judgment or Legal Requirements applicable to any Acquired Entity or any of its respective properties or assets,
(iv) give any Governmental Body the right to challenge any of the transactions contemplated by this Agreement, any of the Transaction Documents or any of the Loan Documents or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any Acquired Entity, or any of the assets owned, used or controlled by any Acquired Entity, is subject, (v) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Entity or that otherwise relates to any Acquired Entity's business or to any of the assets owned, used or controlled by any Acquired Entity, or (vi) result in the imposition or creation of any Liens upon or with respect to any asset owned or used by any Acquired Entity (except for minor Liens that will not, in any case or in the aggregate, detract from the value of the assets subject thereto or materially impair the operations of any Acquired Entity).

          (c) No Consent from a Governmental Body is required by or with respect to any Acquired Entity or shareholders of any of them in connection with the execution, delivery and performance of this Agreement, the Transaction Documents, the Loan Documents, or the consummation of the Merger or any other transaction contemplated hereby, except for (i) the filing of the Restated Articles and the Agreement of Merger with the Secretary of State of the State of California in accordance with the CGCL and (ii) such Consents as may be required under applicable federal, state and international securities Legal Requirements.
Part 2.4(c) of the Company Disclosure Schedule contains a list of all Consents required by or with respect to any Acquired Entity in connection with this Agreement, any Transaction Document, any Loan Document, the Merger or any other transactions contemplated by this Agreement, any Transaction Document or any Loan Document. No Acquired Entity has received any notice, written or otherwise, or has any other knowledge of any plan or intention of any party not to grant any Consent listed in Part 2.4(c) of the Company Disclosure Schedule.

                                      14.

     2.5  Financial Statements.

          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

               (i) The consolidated audited balance sheets of the Company and the Company Subsidiaries as of December 31, 2000 and December 31, 1999, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company and the Company Subsidiaries for the periods then ended together with the notes thereto and the unqualified reports and opinions of Arthur Andersen LLP relating thereto; and

               (ii) The consolidated and consolidating unaudited balance sheet of the Company and the Company Subsidiaries as of September 30, 2001 (the "Unaudited Interim Balance Sheet"), and the related income statement, statement of shareholders equity and statements of cash flow of the Company and the Company Subsidiaries for the period then ended.

          (b) The Company Financial Statements present fairly the financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the results of operations (and, in the case of the financial statements referred to in Section 2.5(a)(i), cash flows of each of the Acquired Entities) for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except that the financial statements referred to in Section 2.5(a)(ii) do not contain footnotes.

     2.6 Absence of Undisclosed Liabilities. None of the Acquired Entities have any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due ("Liabilities"), other than (i) Liabilities reflected or provided for on the Unaudited Interim Balance Sheet, (ii) Liabilities contemplated by this Agreement, (iii) normal or recurring Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices and
(iv) obligations of the Company and the Company Subsidiaries pursuant to Contracts to which the Company and any Company Subsidiaries are party and which are entered into consistent with past practices and in the ordinary course of business and any of which individually exceeds $50,000 in value is listed in
Part 2.6 of the Company Disclosure Schedule. Any Liabilities of the type described in clause (iii) of the previous sentence in excess of $50,000, individually, are listed and described in Part 2.6 of the Company Disclosure Schedule.

     2.7 Accounts Receivable. The accounts receivable shown on the Unaudited Interim Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Unaudited Interim Balance Sheet. The accounts receivable of the Acquired Entities arising after the Balance Sheet Date and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with GAAP and the past practices of Company. As of the Other Termination Date,

                                      15.

any accounts receivable shown on the Unaudited Interim Balance Sheet outstanding as of the Other Termination Date not yet collected shall be deemed uncollectible and, if in excess of the allowance therefor in the financial statements of Company as of the Balance Sheet Date, the amount of the uncollected accounts reflected on the books of the Company at the Closing less the amount of the reserve for uncollectible accounts receivable reflected in the Closing Balance Sheet shall be deducted from the Escrowed Shares released on that date (with these shares being valued as described in the Escrow Agreement). None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and neither Company nor any Acquired Entity has any knowledge of any specific facts that would be likely to give rise to any such claim. No amount of such accounts receivable is contingent upon the performance by Company or any other Acquired Entity of any obligation and no agreement for deduction or discount has been made with respect to any such accounts receivable.

     2.8  Inventories    The inventories shown on the Unaudited Interim Balance
Sheet or thereafter acquired by Company and the Company Subsidiaries consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet Date, Company and the Company Subsidiaries have continued to replenish inventories in a normal and customary manner consistent with past practices. Neither Company nor any of the Company Subsidiaries have received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policies of Company and the Company Subsidiaries, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of Company and the Company Subsidiaries, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

     2.9  Absence of Changes    Since the Balance Sheet Date, each Acquired
Entity has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, none of the Acquired Entities has:

          (a) suffered any event or occurrence (whether singly or in the aggregate) that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

          (b) suffered any damage, destruction or loss, whether covered by insurance or not, affecting the properties or business of the Acquired Entities;

          (c) (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or other equity interests or declared any direct or

                                      16.

indirect redemption, retirement, purchase or other acquisition of such shares or other equity interests;

          (e) issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the exercise of outstanding Company Options or Company Warrants or upon the conversion of any shares of Series A Preferred Stock or Series B Preferred Stock) or, (ii) any Company Rights (except for Company Options included in Part
2.3 of the Company Disclosure Schedule);

          (f) amended any Constituent Documents other than as described in Part 2.9(f) of the Company Disclosure Schedule and in accordance with Section 4.2(b)(iv), hereof, and/or effected or been a party to any Acquisition Transaction (except as provided in this Agreement), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) formed any Subsidiary or acquired any equity interest or other ownership interest in any other Entity;

          (h) (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (i) changed any of its methods of accounting or accounting practices in any respect;

          (j) sold, leased, subleased, abandoned or otherwise disposed of any real property, leasehold interests, machinery, equipment or other operating property other than in the ordinary course of business;

          (k) sold, assigned, transferred, mortgaged, encumbered, pledged as collateral, licensed or otherwise disposed of, whether conditional or unconditional, any Company Intellectual Property Rights;

          (l) entered into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

          (m) incurred any liability, except in the ordinary course of business and consistent with past practice that are not otherwise disclosed in Part 2.6;

          (n) permitted or allowed any of its property, leasehold interests or assets to be subjected to any Lien, except for Liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

          (o) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $50,000;

                                      17.

          (p) has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (q)  made any Tax election;

          (r)  threatened, commenced or settled any Legal Proceeding;

          (s) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or stockholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

          (t) entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby;

          (u) agreed to take any action described in this Section 2.9 or which would constitute a breach of any of the representations or warranties of Company contained in this Agreement; or

          (v) taken any other action that would have required the consent of Parent pursuant to Section 4.2(b) of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

     2.10  Title to Assets; Tangible Assets and Real Property.

          (a) Each Acquired Entity owns, and has good and marketable title to, all assets purported to be owned by it, including all assets reflected on the Unaudited Interim Balance Sheet (other than inventory that has been sold in the ordinary course of business since the date of the Unaudited Interim Balance Sheet). Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, all of such assets are owned by the Company free and clear of any Liens, except for (x) any Lien for current taxes not yet due and payable, and (y) inchoate Liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) detract from the value of the assets subject thereto or impair the operations of the Company.

          (b) Each Acquired Entity owns or leases all the Material Tangible Assets. The Material Tangible Assets are in good operating condition and repair. All Material Tangible Assets owned by or leased to any Acquired Entity are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted. Each Acquired Entity has good and marketable title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the Unaudited Interim Balance Sheet Date in the ordinary course of business), free and clear of all Liens, except for Liens for current taxes not yet due and payable. Part 2.10(b) of the Company Disclosure Schedule identifies all Material Tangible Assets of any

                                      18.

Acquired Entity that are being leased or licensed to or by such Acquired Entity. All leases or licenses of Material Tangible Assets to which an Acquired Entity is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. Copies of all such leases or licenses have been delivered to Parent or GCWF. The Company does not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 2.10(b) of the Company Disclosure Schedule.

          (c)  No Acquired Entity owns or has ever owned any real property.

     2.11  Intellectual Property

          (a)  For purposes of this Agreement, "Intellectual Property" means:

               (i) all issued or granted patents, reissued or reexamined patents, revivals of patents, utility models, industrial designs, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

               (ii) all published or unpublished nonprovisional and provisional patent applications, utility model applications, industrial design applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

               (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

               (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks");

               (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, schematic and other drawings, formulae, trade secrets, technical data, databases, computer programs, hardware, software and processes domain names; and

               (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

                                      19.

          (b) The Acquired Entities own and have good and marketable title to, or possess legally valid and enforceable rights under, all Company Intellectual Property and Third Party Intellectual Property used or proposed by the Acquired Entities to be used in Company Products to be shipped within twelve (12) months of the date hereof without future payment, attribution to, or consent of or accounting to any third party. The Intellectual Property owned by and licensed to the Company collectively constitute all of the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted or proposed by the Acquired Entities to be used in Company Products to be shipped within twelve (12) months of the date hereof. No current or former officer, director, stockholder, employee, Consultant has any right, claim or interest in or with respect to any Company Intellectual Property. There is no unauthorized use, disclosure or misappropriation of any Company Intellectual Property by any employee or, to the Company's knowledge, former employee of the Company or any of its subsidiaries or, to the Company's knowledge, by any other third party. Except as set forth on Part 2.11(b) of the Company Disclosure Schedule, there are no royalties, fees or other payments payable by the Company to any Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of Company Intellectual Property. The Acquired Entities have not pledged as collateral, or otherwise granted any security interest in any Company Intellectual Property.

          (c) With respect to each item of Intellectual Property owned by the Company and incorporated into any product of the Acquired Entities or otherwise used in the business of the Acquired Entities (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions, as modified for the Company's operations) (the "Company Intellectual Property") the Company Disclosure Schedule lists:

               (i) all Patents, all registered trademarks and trademark applications, and all registered Copyrights, in each case owned by the Company, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

               (ii) the following agreements relating to each of the products of the Acquired Entities (the "Company Products") or other Company Intellectual Property: all (A) licenses, sublicenses, development agreements, manufacturing agreements, distribution agreements, agency agreements, commission agreements, options, rights (including marketing rights), and other agreements to which any of the Acquired Entities is a party and that are related to (directly or indirectly) Company Intellectual Property, (B) any exclusive licenses of Intellectual Property to or from any of the Acquired Entities, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to the Acquired Entities are $50,000 or more, (D) joint development agreements, (E) any agreement by which any of the Acquired Entities grants any ownership right to any Company Intellectual Property owned by any of the Acquired Entities, (F) any order relating to Intellectual Property, (G) any option relating to any Company Intellectual Property, (H) all agreements with governmental entities, universities, research institutions or other third parties pursuant to which any of the Acquired Entities has obtained or provided funding for research and development activities, (I) agreements pursuant to which any party is or may be granted any rights to access source code or to use

                                      20.

source code of any Company Product, (J) Intellectual Property that is jointly owned by any of the Acquired Entities and any third party and any agreement regarding ownership, licensing, or enforcement of rights under such jointly-owned Intellectual Property, and (K) agreements to which any of the Acquired Entities is a party related to any standard setting body, committee, or organization.

          (d) The Company Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which any of the Acquired Entities is a party and pursuant to which the Acquired Entities are authorized to use any Intellectual Property owned by any third party, excluding "off the shelf" or other software at a cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions ("Third Party Intellectual Property").

          (e) There is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property by any third party, who gained access to or obtained such Company Intellectual Property from any of the Acquired Entities including any employee or former employee of any of the Acquired Entities. None of the Acquired Entities have entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel.

          (f) No Acquired Entity is in breach of or in default (including with the passage of time or the giving of notice or both) under any obligation of any license, sublicense, development agreement, manufacturing agreement, distributorship or other similar arrangements relating to the Company Intellectual Property and, to the Company's knowledge, no other party to any such arrangement is in breach or default thereof. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will: (1) contravene, conflict with or result in an infringement on the Parent's right to own or use any Company Intellectual Property, including any Third Party Intellectual Property (2) contravene, conflict with, or give rise to any right, license or Lien relating to any Company Intellectual Property, (3) give rise to (A) any of the agreements set forth in Part 2.13(b) of the Company Disclosure Schedule, (B) any right or option to any third party regarding any prohibition against assignment or require any approval or authorization by such third party for the assignment of any Company Intellectual Property or any of the agreements set forth in Part 2.13(b) of the Company Disclosure Schedule, (C) or any right of termination, cancellation or acceleration of any Company Intellectual Property Rights or any such agreements or any such obligation thereof, or (D) the loss, diminution, or Lien of any Company Intellectual Property or benefit related thereto, or (E) result in or require the creation, imposition or extension of any Lien upon any Company Intellectual Property, or (F) cause the acceleration of any payment due to any third party, or (G) cause any third party to be entitled to any statutory payments or damages, or (H) otherwise impair the right of any Acquired Entity or its customers to use the Company Intellectual Property in the same manner as such Company Intellectual Property are currently being used by Company or the customers of any Acquired Entity.

                                      21.

          (g) All Patents, registered trademarks, registered service marks, registered Copyrights, and domain names owned by or issued or granted to any of the Acquired Entities are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance or grant of any patent comprising or relating to such item have been paid in the correct entity status amounts. None of such Patents, registered trademarks, registered service marks and registered Copyrights has lapsed, expired, or otherwise become invalid or unenforceable due to non-compliance with or failure to adequately prove any working, commercial-use, or extension requirement. To the knowledge of the Acquired Entities, the Acquired Entities are not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party. To the knowledge of the Acquired Entities, there is no proceeding pending or threatened in writing, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or, to the Company's knowledge, Third Party Intellectual Property that allege a claim of infringement by any Acquired Entities of any Patents, Trademarks, Copyrights or violation of any trade secret or other proprietary right of any third party. None of the Acquired Entities brought a proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (h) All current and former officers and employees of the Acquired Entities have executed and delivered to the Acquired Entities, as applicable, an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Acquired Entities of any Intellectual Property (A) arising from services performed for any of the Acquired Entities (B) created or developed using any resources of the Acquired Entities by such persons, or (C) which, at the time of conception, reduction to practice, creation, derivation, development, or making of such Intellectual Property, relate to the Acquired Entities business as such business is currently being conducted or proposed to be conducted, the form of which has been supplied to Parent. All current and former Consultants to the Acquired Entities involved in the development, modification, marketing and servicing of the Company's Products, and/or Company Intellectual Property have executed and delivered to the Acquired Entities an agreement in the form provided to Parent or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company or its subsidiaries of any Intellectual Property arising from services performed for the Acquired Entities by such persons. To the Company's knowledge, no employee or independent contractor of the Acquired Entities is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Acquired Entities. No current or former officer, director, stockholder, employee, or Consultant has any right, claim or interest in or with respect to any Company Intellectual Property.

          (i) The Acquired Entities have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Company Intellectual Property (except such Company Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all

                                      22.

Intellectual Property it owns or uses. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications published by a patent office of any country, or copyright ("Confidential Information") owned by any of the Acquired Entities by or to a third party has been pursuant to the terms of a written agreement between any of the Acquired Entities and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Acquired Entities has been pursuant to the terms of a written agreement between the Acquired Entities and the owner of such Confidential Information, or is otherwise lawful.

          (j) No product liability claims have been communicated in writing or, to the Company's knowledge, threatened against the Acquired Entities. Company Products and software contain no errors, other than those listed and disclosed on the Company Disclosure Schedule, in current or earlier versions of the Company Products and software currently or formerly in use by any third parties under any agreement for which any of the Acquired Entities may be held liable or for which any of the Acquired Entities may in any way suffer adverse consequences. The Acquired Entities have not received any claims or complaints of errors or omissions, other than those disclosed on the Company Disclosure Schedule, from any third parties, and knows or believes of no reasonable basis therefor.

          (k) A complete list of each of the Company Products and Company's proprietary software ("Company Software"), together with a brief description of each, is set forth in Schedule 2.11. The Company Software and Company Products
                      -------------
conform in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of the Company.

          (l) The Acquired Entities are not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by any of the Acquired Entities, or which may affect the validity, use or enforceability of such Company Intellectual Property. The Acquired Entities are not subject to any agreement which restricts in any material respect the use, transfer, or licensing by the Company or its subsidiaries of the Company Intellectual Property or Company Products.

          (m) None of the Acquired Entities have made a "Contribution" to any Bluetooth specification as that term is used in the Bluetooth Specification Early Adopters Agreement or Bluetooth Associates Amendment.

          (n) None of the Company Intellectual Property would be required to be licensed or jointly owned with any third party due to any part of it becoming part of or being used in an industry standard, guideline or equivalent, in which any of the Acquired Entities or any of its employees or other agents at any time participated in, contributed to, campaigned for, or otherwise advocated the development, adoption, or revision of such industry standard, guideline or equivalent. Other than the Bluetooth Specification Early Adopters Agreement, Bluetooth Associates Amendment, the Acquired Entities have not been a party in an agreement where the Company Intellectual Property would be required to be licensed or jointly owned with any third party under any agreement, bylaws, or other rules with any industry standard committee or other organization.

                                      23.

     2.12  Bank Accounts    The Company Disclosure Schedule sets forth the names
and locations of all banks and other financial institutions at which any Acquired Entity maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     2.13  Contracts.

          (a)  Part 2.13(a) of the Company Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the license of any Company Intellectual Property;

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, or (B) to develop or distribute any technology;

               (iv) each Company Contract relating to the creation of any material Lien with respect to any material asset of the Company;

               (v) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Person;

               (vi) each Company Contract relating to any indebtedness of the Company;

               (vii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (viii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $25,000 in the aggregate.

(Company Contracts in the respective categories described in clauses "(i)" through "(viii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts. Each Contract identified in Part 2.13(a) of the Company Disclosure Schedule is valid and in full force and effect and is enforceable by the Company in accordance with its terms.

          (c)  Except as set forth in Part 2.13(c) of the Company Disclosure
Schedule:

                                      24.

               (i) each of the Company and the Company Subsidiaries has not violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, which violation or breach would, in each case, give any party the right to terminate such Contract or which would increase the liabilities or obligations of the Company or a Company Subsidiary under such Contract or which could otherwise result in a Company Material Adverse Effect;

               (ii) since January 1, 2001, no Acquired Entity has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract; and

               (iii) no Acquired Entity has knowingly waived any of its rights under any Material Contract.

          (d) Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company or a Company Subsidiary under any Material Contract or any other term or provision of any Material Contract.

          (e) The Material Contracts collectively constitute all of the Contracts which are material to the conduct of the Company's business in the manner in which its business is currently being conducted and as proposed to be conducted.

     2.14 Compliance with Legal Requirements. Each Acquired Entity is, and has at all times since its inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Part 2.14 of the Company Disclosure Schedule, since its inception no Acquired Entity has received any written notice or other written communication, and no executive officer of the Company has received any oral notice or other oral communication, from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.15  Governmental Authorizations.  Part 2.15 of the Company Disclosure
Schedule identifies each Governmental Authorization held by any Acquired Entity, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.15 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.15 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable any Acquired Entity to conduct its business in the manner in which its business is currently being conducted including with respect to government subsidies, customer tax exemptions, holidays and similar items. The Company is, and at all times since its inception has been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.15 of the Company Disclosure Schedule. Since the date of its inception, no Acquired Entity has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation,

                                      25.

termination, non-renewal or modification of any Governmental Authorization and no Governmental Authorization will be lost or adversely impaired directly as a result of the Merger.

     2.16  Tax Matters.

          (a) Each Acquired Entity has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to that Acquired Entity or its operations, such Returns are true and correct and have been completed in accordance with applicable Law, and each Acquired Entity has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign Legal Requirements).

          (b) Each Acquired Entity, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its Employees all Taxes required to be withheld.

          (c) No Acquired Entity has been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against any Acquired Entity that is not reflected as a liability on the Unaudited Interim Balance Sheet or set forth on the Company Disclosure Schedule, nor has any Acquired Entity executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) The Acquired Entities' liability for unpaid Taxes (whether actual or contingent) as of the Closing Date does not exceed the reserve for unpaid Taxes on the Closing Balance Sheet.

          (e) No Acquired Entity is a party to any tax-sharing agreement or similar arrangement with any other party, and no Acquired Entity has assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

          (f) No Acquired Entity's Tax Returns have ever been audited by a government or taxing authority, no such audit is in process or pending, and no Acquired Entity has been notified of any request for such an audit or other examination.

          (g) No Acquired Entity has ever been a member of an affiliated group of corporations filing a consolidated federal income tax return except that the Company Subsidiaries file a consolidated federal income tax return with the Company.

          (h) Each Acquired Entity has made available to the Parent copies of all Returns filed for all periods since its inception.

          (i)  No Acquired Entity has ever filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by that Acquired Entity.

                                      26.

          (j) No Acquired Entity is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any Employee or former Employee of that Acquired Entity which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by that Acquired Entity or Sub as an expense under applicable Law.

          (k) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (l) No Acquired Entity has agreed to make, or is required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

          (m) None of the assets of any Acquired Entity is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (n) No Acquired Entity is, or has been, a "reporting corporation" subject to the information reporting and record maintenance requirements of
Section 6038A of the Code and the regulations thereunder.

          (o) No Acquired Entity has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

          (p) There are (and immediately following the Effective Time there will be) no Liens on any assets of any Acquired Entity relating to or attributable to Taxes, other than Liens for current Taxes not yet due and payable.

          (q) Each Acquired Entity is properly registered for purposes of value added tax and all other Taxes in each jurisdiction in which such registration is required and no Acquired Entity has received any notice from any taxing authority in a jurisdiction where it has not filed Returns that such Acquired Entity may be subject to taxation in that jurisdiction.

          (r) No Acquired Entity has requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency.

          (s) No power of attorney with respect to Taxes has been granted with respect to the Acquired Entities.

     2.17  Labor Difficulties.

          (a) Except as set forth in Part 2.17 of the Company Disclosure Schedule, there is no controversy existing, pending or, to the knowledge of any Acquired Entity, threatened with any association, labor union, works council, trade union, collective bargaining representative or other employee representative or group of the Employees.

                                      27.

          (b) Except as set forth in Part 2.17 of the Company Disclosure Schedule, there is no charge or complaint relating to unfair labor practice pending against any Acquired Entity or, to the knowledge of any Acquired Entity, threatened before any Governmental Body, nor is there any strike, slowdown, work stoppage, grievance or other labor dispute pending or, to the knowledge of any Acquired Entity (nor, to the knowledge of any Acquired Entity, does any valid basis for any such complaint exist), threatened against any Acquired Entity. Except as set forth in Part 2.17 of the Company Disclosure Schedule, no Acquired Entity is now or has ever been subject to any union organizing activities, nor has any Acquired Entity experienced any work stoppage or other labor difficulty.

          (c) Part 2.17 of the Company Disclosure Schedule sets forth a true and complete list of each works council, labor union, trade union, labor organization or other employee representative or group which has to be notified or consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement, and each collective bargaining agreement which has any impact on the terms and conditions of employment with respect to the Employees.

          (d) Pursuant to applicable Legal Requirements, the Company and any Acquired Entity will prior to the Closing Date properly and timely notify, or where appropriate, consult or negotiate with, the works council, labor union, trade union, labor organization, employee representative, labor board or governmental agency concerning the transactions contemplated by this Agreement.

     2.18  Environmental Matters.

          (a) There are no Environmental Claims pending or, to the knowledge of any Acquired Entity, threatened (i) against any Acquired Entity, (ii) against any real or personal property or operations which any Acquired Entity owns, or
(iii) to the knowledge of any Acquired Entity, any real or personal property or operations which any Acquired Entity leases, occupies, possesses or manages, in whole or in part.

          (b) To the knowledge of any Acquired Entity, there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against any Acquired Entity or against any person or entity (including, without limitation, any predecessor of any Acquired Entity) whose liability any Acquired Entity has or may have retained or assumed either contractually or by operation of any Legal Requirement or against any real or personal property which any Acquired Entity formerly owned, leased or managed, in whole or in part.

          (c) At all times, each Acquired Entity has transported, stored, used, manufactured, treated, generated, handled, disposed of or arranged for the disposition of, released or exposed its Employees or others to Hazardous Materials in compliance with all Environmental Laws promulgated by any Governmental Body.

          (d) Each Acquired Entity currently holds all Environmental Permits necessary for the conduct of its business as such business is currently being conducted and is in compliance with all such Environmental Permits. Except as set forth in Part 2.18 of the Company Disclosure

                                      28.

Schedule, no environmental report, closure activity, investigation or assessment, and no notification to or Consent from, any Governmental Body with jurisdiction regarding environmental matters or Hazardous Materials is required to be obtained by any Acquired Entity, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

          (e) Company has provided Parent with copies (or, if not available, accurate written summaries) of all environmental investigations, studies, audits, reviews and other analyses conducted by or on behalf, or which otherwise are in the possession, of any Acquired Entity respecting any facility, site or other property any Acquired Entity currently owns or operates.

          (f) To the knowledge of any Acquired Entity, no underground storage tanks or underground improvements, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells are or were present under any property that any Acquired Entity has at any time owned, operated, occupied or leased.

          (g) To the knowledge of any Acquired Entity, no asbestos or asbestos-containing material, formaldehyde or insulating material containing urea formaldehyde, or material containing polychlorinated biphenyls is present in, on, or at any real property or facility or equipment that any Acquired Entity has at any time owned, operated, occupied or leased.

     2.19  Employee Benefit Plans

          (a) With respect to each Company Employee Plan (as hereinafter defined):

               (i) Company has set forth in Part 2.19 of the Company Disclosure Schedule a complete and accurate list of each agreement, fund, plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, superannuation, profit sharing, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, termination indemnity, redundancy pay, performance awards, commissions, bonus, thirteenth month, incentive, stock option, stock purchase, stock bonus, phantom or stock equivalent, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, educational assistance, holiday pay, housing assistance, moving expense reimbursement or other benefits, whether written or unwritten, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to, or required to be contributed to by Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any person who performs or who has performed services for Company or with respect to which Company, any Company Subsidiary or ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation, regardless of whether it is mandated under local Legal Requirements, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory (each a "Company Employee Plan" and collectively, "Company Employee Plans"); provided, however, that any governmental plan or program requiring mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an Employee shall not be

                                      29.

considered a Company Employee Plan for these purposes. A Company Employee Plan adopted or maintained, whether formally or informally, for the benefit of Employees in the United States is hereinafter referred to as a "Company U.S. Employee Plan". A Company Employee Plan adopted or maintained, whether formally or informally, for the benefit of Employees outside the United States is hereinafter referred to as a "Company International Employee Plan". There has been no amendment to, written interpretation or announcement by Company, any Company Subsidiary or ERISA Affiliate which would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the plan sponsor's financial statements.

               (ii) Each Company Employee Plan has been established and administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations.

               (iii) As of the Closing Date, no Company Employee Plan will have any unfunded liability. As of the Closing Date, the Benefit Obligations under each Company Employee Plan will be (A) appropriately reflected on the Unaudited Interim Balance Sheet in accordance with GAAP and (B) appropriately reflected on the Company Financial Statements (or the financial statements of any other Company Employee Plan sponsor) in accordance with local Legal Requirements, past practice and GAAP. Any employee benefit plan or pension plan that is sponsored by any Acquired Entity as of the Closing Date will own assets (including cash or insurance contracts) with a fair market value, as of the Closing Date, equal to or greater than the Benefit Obligations under such plan as of the Closing Date.

          (b) No Acquired Entity is a party to any oral or written (i) agreement with any officer or other key Employee of any Acquired Entity, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any Acquired Entity of the nature contemplated by this Agreement, (ii) agreement with any officer of any Acquired Entity providing any term of employment or compensation guarantee or for the payment of compensation, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (c)  With respect to each Company U.S. Employee Plan:

               (i) Company has furnished to Parent true and complete copies of documents embodying each Company U.S. Employee Plan and related plan documents, including (without limitation) the most recent determination or opinion letter, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, summary of material modifications, compliance and nondiscrimination tests for the last three plan years, Form 5500 reports filed for the last three plan years, standard COBRA forms and related notices, and registration statements and prospectuses.

                                      30.

               (ii) (1) Company has either obtained from the Internal Revenue Service a favorable determination or opinion letter as to its qualified status under the Code, including Section 4975(e)(7) of the Code, if applicable, and all amendments to the Code which are currently effective, or has time remaining to apply under applicable regulations or pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (2) none of the Company U.S. Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (3) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company U.S. Employee Plan: (4) none of Company, any Subsidiary or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA; (5) all contributions required to be made by Company, any Subsidiary or ERISA Affiliate to any Company U.S. Employee Plan have been timely paid or accrued; (6) each Company U.S. Employee Plan has timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all required notices and reports to Employees; and (7) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company U.S. Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

               (iii) None of Company, any Subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or
Section 412 of the Code. None of Company, any Subsidiary or any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

               (iv) With respect to each Company U.S. Employee Plan, Company and each of its United States Subsidiaries have complied in all material respects with and have no unsatisfied obligations under (1) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Law governing health care coverage extension or continuation; (2) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (3) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996; and (4) the applicable requirements of the Cancer Rights Act of 1998.

               (v) No benefit payable or which may become payable by Company pursuant to any Company U.S. Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company U.S. Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or Company (other than ordinary administration expenses typically incurred in a termination event).

                                      31.

          (d) With respect to each Company International Employee Plan, Company has furnished to Parent true and complete copies of documents embodying each Company International Employee Plan and related plan documents, including (without limitation) the most recent actuarial estimates of liabilities, audited financial statements for each Company International Employee Plan for the last three years, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, registration statements and prospectuses. Except as required by Law, no condition exists that would prevent Company or Parent from terminating or amending any Company International Employee Plan at any time for any reason.

     2.20  Employees and Consultants

          (a) Part 2.20 of the Company Disclosure Schedule contains a complete and accurate list of the names of all Employees and Consultants of each Acquired Entity as of the date of this Agreement and their salaries or wages, other compensation, dates of employment/service and positions.

          (b) Prior to the Closing, Company will have delivered to Parent correct and complete copies of the standard forms of all such contracts, agreements, plans, and commitments with respect to all Employees pertaining to terms of employment, compensation, bonuses, profit sharing, securities purchases, securities repurchases, options, deferred compensation arrangements or plans, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of company property, noncompetition and other restrictive covenants, and related matters. Part 2.20(b) of the Company Disclosure Schedule contains a list of all such contracts, agreements, plans and commitments which deviate substantially in any manner from the standard forms of such contracts, agreements, plans and commitments described above. Company and each Acquired Entity is in compliance with and not in violation of any agreements and/or arrangements with any Employee or Consultant.

          (c) Company and each Acquired Entity are in compliance with respect to its Employees and Consultants with all currently applicable Legal Requirements and its own policies with respect to or affecting employment, employment practices, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, equal opportunity, civil rights, labor relations, payroll taxes, any federal, state, provincial or local human rights act and immigration and are not engaged in any unfair labor practice. Except as set forth on the Company Disclosure Schedule, neither Company nor any Acquired Entity has received any written notice from any Governmental Body and, to the knowledge of any Acquired Entity, there has not been asserted before any Governmental Body, any current claim, action or proceeding to which Company or any Acquired Entity is a party relating to the Employees and there is neither pending nor, to the knowledge of any Acquired Entity, has there been threatened in writing, any investigation or hearing to which any Acquired Entity is a party relating to the Employees arising out of or based upon any such Legal Requirements. There is no pending claim against Company or any Acquired Entity relating to the Employees under any workers' compensation plan or statute.

                                      32.

          (d) To the knowledge of any Acquired Entity, (i) the consummation of the transactions contemplated by this Agreement will not have a Company Material Adverse Effect on its relations with the Employees of the Acquired Entities, and
(ii) none of the Employees of the Acquired Entities intends to leave his or her employment, whether as a result of the transactions contemplated by this Agreement or otherwise.

          (e) Except as set forth in Part 2.20(e) of the Company Disclosure Schedule, there is no employment agreement in force between any Acquired Entity and any of their respective directors, managers or officers which is not terminable by the appropriate Acquired Entity without compensation on less than three months' notice given at any time. Except as set forth on the Company Disclosure Schedule, there are no consultancy or management services agreements in existence between any Acquired Entity and any other person, firm or company, and there are no material collective bargaining agreements between any Acquired Entity or any employers' or trade association of which the Acquired Entity is a member and any trade union, staff association or other body representing Employees or a substantial number of them. Company has provided or made available to Parent correct and complete copies of each agreement listed in Part 2.20(e) of the Company Disclosure Schedule, each as amended to date. Each such agreement is legal, valid and binding on the applicable Acquired Entity and, to Company's knowledge, the other party or parties thereto. The terms of all such agreements have been complied with in all material respects by the applicable Acquired Entity and, to Company's knowledge, by the other parties to such agreements. No event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a default under any such agreement by any Acquired Entity or, to Company's knowledge, any other party thereto, and no Acquired Entity has waived or released any of its rights under any such agreement.

     2.21 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree or proceeding of, by or with any Governmental Entity binding upon any Acquired Entity which has or could have the effect of prohibiting or materially impairing any current or future business practice of any Acquired Entity, any acquisition of property by any Acquired Entity or the conduct of business by any Acquired Entity as currently being conducted or as currently proposed to be conducted.

     2.22 Insurance. Each Acquired Entity has insurance policies of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of that Acquired Entity. Part 2.22 of the Company Disclosure Schedule contains a list of all such policies. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all policies currently in force or issued in the past have been paid, and each Acquired Entity is otherwise in compliance with the terms of such policies. No Acquired Entity has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. No policy currently in force or issued to any Acquired Entity in the past is subject to any retrospective rating or retrospective premium provision, premium recapture provision, or similar provision.

                                      33.

     2.23  Interested Party Transactions.

          (a) To the knowledge of any Acquired Entity, no director, officer, manager, Employee, Consultant, independent contractor or shareholder of any Acquired Entity has any interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Company Intellectual Property Rights, used in connection with or pertaining to the business of any Acquired Entity, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the products of any Acquired Entity, (iii) any entity that competes with any Acquired Entity, or with which any Acquired Entity is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which any Acquired Entity is a party; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than one percent (1%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded on a recognized stock exchange or quoted on Nasdaq.

          (b) Except as contemplated by the Transaction Documents or otherwise set forth in Part 2.23(b) of the Company Disclosure Schedule, no Acquired Entity is (i) a party to any agreement with any director, officer, manager or other Employee of any Acquired Entity the benefits of which are contingent, or the terms of which would be materially altered, upon the occurrence of a transaction involving any Acquired Entity in the nature of any of the transactions contemplated by this Agreement, (ii) a party to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iii) indebted to any director, officer, manager, Employee or agent of any Acquired Entity (except for amount due as normal salaries and bonuses and in reimbursement of ordinary expenses), or (iv) a party to any agreement or arrangement for the loan of money to any director, officer, manager, Employee or agent of any Acquired Entity.

     2.24 No Existing Discussions. As of the date hereof, no Acquired Entity is engaged, directly or indirectly, in any discussions or negotiations with any party other than Parent with respect to a Company Acquisition Proposal. To the extent that Company or any Acquired Entity is in discussions with a third party with respect to a private equity financing, Company or the Acquired Entity has the legal right to terminate or suspend any such pending negotiations.

     2.25 Real Property Holding Corporation. No Acquired Entity is, or has been, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     2.26 Non U.S. Citizens. All Employees in the United States of the Acquired Entities are, to the knowledge of the Acquired Entities (including any constructive knowledge the IRCA may deem any Acquired Entity to have), (i) citizens of the United States or (ii) not citizens of the United States, but, in accordance with the IRCA and other applicable federal governmental requirements, are either (A) immigrants authorized to work in the United States or (B) nonimmigrants authorized to work in the United States for Company in their specific jobs. Since November 6, 1986 no Acquired Entity has (i) hired (or by reason of any contract, subcontract or

                                      34.

exchange is considered for purposes of the IRCA to have hired) a Non U.S. Citizen in the United States to perform labor or services in the United States with knowledge (as determined in accordance with the IRCA) that the Non U.S. Citizen is unauthorized under applicable Legal Requirements to perform that labor or those services, (ii) continued the employment of any Employee hired after November 6, 1986 with knowledge (as determined in accordance with the IRCA) that the Employee is or has become unauthorized under applicable Legal Requirements with respect to that employment or (iii) directly or indirectly in violation of the IRCA required any individual it has hired to post a bond or security or provide any other financial assurance to it against any potential liability under the IRCA as a result of that hire. Company has provided Parent with a true, complete list of all current Non U.S. Citizen Employees of the Acquired Entities who (i) are authorized to work in the United States as immigrants or (ii) hold H-1B, H-2B or other nonimmigrant status or is otherwise authorized to work in the United States for Company in their specific jobs. Company has provided Parent with respect to each current Employee of the Acquired Entities who has H-1B or H-2B status or is otherwise authorized to work in the United States for Company in their specific jobs, true, complete copies of the Public Access File the Acquired Entities have maintained with respect to that Employee. Company also has provided Parent with true, complete copies of all Forms I-9 the Acquired Entities possess with respect to their (i) current Employees, (ii) former Employees whose employment was terminated within twelve
(12) months of the date hereof and who were employed for more than 36 months and
(iii) former Employees whose employment was terminated within 36 months of the date hereof and who were employed for less than 36 months. Company also has provided Parent with a list of all people employed by the Acquired Entities within the last 36 months and their hire dates and termination dates (if any). Each Acquired Entity has obtained, completed and maintained Form I-9s in accordance with, and has otherwise complied with the record-keeping requirements of the IRCA.

     2.27 Indemnification Claims. Part 2.27 of the Company Disclosure Schedules sets forth a list of all persons who are parties to director, officer and/or employee indemnification agreements with any Acquired Entity. Except as set forth in Part 2.27 of the Company Disclosure Schedules, there are no outstanding claims under any of such indemnification agreements or under any indemnification rights granted pursuant to any Constituent Documents (as currently in effect); and, to Company's knowledge, there are no facts or circumstances that either now, or with the passage of time, would reasonably be expected to provide a basis for a claim under any such indemnification agreement or under any indemnification rights granted pursuant to the Constituent Documents.

     2.28 Power of Attorney. No Acquired Entity has granted to any person a power of attorney or similar authorization that is currently in effect of authority.

     2.29  Legal Proceedings; Orders.

          (a) Except as set forth in Part 2.29(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any Acquired Entity or any of the assets owned, used or controlled by any Acquired Entity; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger

                                      35.

or any of the other transactions contemplated by this Agreement or any of the Transaction Documents. Except as set forth in Part 2.29(a) of the Company Disclosure Schedule, no event has occurred, and no claim or dispute exists, that, to the knowledge of any Acquired Entity, could give rise to the commencement of any such Legal Proceeding.

          (b) There is no order, writ, injunction, judgment or decree to which any Acquired Entity, or any of the assets owned or used by the Acquired Entity, is subject. To the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.


     2.30  Company Action.

          (a) The Board of Directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has (i) unanimously determined that each of this Agreement, the Merger, the Agreement of Merger and the Restated Articles are advisable and in the best interests of the Company and its shareholders, (ii) unanimously recommended the adoption and approval of this Agreement, the Merger, the Agreement of Merger by the shareholders of the Company, and the Restated Articles and (iii) directed that the principal terms of this Agreement, the Merger, the Agreement of Merger and the Restated Articles be submitted for approval, once any necessary regulatory approval has been received, by written consent of the Company's shareholders.

          (b) The affirmative vote of a majority of the shares of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock, each voting as a separate class, outstanding on the date a duly executed written consent with respect to such matters is first received by the Company is the only vote of the shareholders of the Company needed to approve the principal terms of the Merger, this Agreement, the Agreement of Merger and the transactions contemplated hereby and the Restated Articles (the "Required Company Shareholder Vote") and such vote has been irrevocably obtained as of the date hereof.

     2.31 Securities Law Compliance; Purchasers' Representative. The Company acknowledges that the Parent intends to rely on Rule 506 of Regulation D of the Securities Act as the exemption from registration under the Securities Act. In this regard, the Company represents to Parent that it has no reason to believe that more than 35 shareholders of the Company are "unaccredited" as defined under Regulation D. The Purchasers' Representative has represented to the Company and each non-accredited Company shareholder in writing that (i) the Purchasers' Representative is not an Affiliate (as defined in Rule 405 under the Securities Act of 1933), director, officer or other employee of Parent or a beneficial owner of 10% or more of any class of equity securities of Parent, and
(ii) no material relationship between the Purchasers' Representative or any Affiliate of the Purchasers' Representative and Parent or any of their Affiliates presently exists, is mutually understood to be contemplated, or has existed at any time during the previous two years.

     2.32 Finder's Fee. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other

                                      36.

transactions contemplated thereby based upon arrangements made by or on behalf of any Acquired Entity.

     2.33 Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     2.34 No Misrepresentation. No representation or warranty by any Acquired Entity in this Agreement, or any document, exhibit, statement, certificate or Schedule furnished or to be furnished by or on behalf of any Acquired Entity pursuant to this Agreement, when taken together, contains or shall contain any untrue or incorrect statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

3.   Representations and Warranties of Parent and Merger Sub

          Parent and Merger Sub represent and warrant to the Company as follows:


     3.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, and (ii) to own, lease and operate its properties and use its assets in the manner in which its properties and assets are currently owned, leased, operated and used. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification except where the failure to be unqualified would not have a material adverse effect on Parent or Merger Sub, as applicable.

     3.2  Capitalization, Etc.

          (a) The authorized capital stock of Parent consists of: (i) 150,000,000 shares of Common Stock, of which 40,220,122 shares were issued and outstanding as of October 19, 2001, and (ii) 25,000,000 shares of Preferred Stock, none of which are issued as outstanding as of the date of this Agreement. As of the date hereof, no shares of Common Stock are held by Parent as treasury shares as a result of the redemption or repurchase of such shares by Parent. All of the outstanding shares of Parent Common Stock (collectively, "Outstanding Parent Capital Stock") have been duly authorized and validly issued, and are fully paid and nonassessable. All shares of Outstanding Parent Capital Stock and all outstanding Parent Options, have been issued and granted in compliance with
(i) all applicable state and federal securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (b) Parent has reserved 15,487,602 shares of Parent Common Stock for issuance pursuant to options to purchase shares of Parent Common Stock under the Parent Stock Option Plans. Except for Parent Options granted pursuant to the Parent Stock Option Plans, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently

                                      37.

exercisable) to acquire any shares of capital stock or other securities of Parent or any of its Subsidiaries; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Parent or any of its Subsidiaries.

          (c) All of the outstanding shares of capital stock of the Subsidiaries of Parent are owned beneficially and of record by Parent, free and clear of any Liens (except for minor Liens that will not in any case or in the aggregate detract from the value thereof).

     3.3  Authority; Required Filings and Consents.

          (a) Each of the Parent and the Merger Sub has all the unrestricted and absolute right, power and authority to execute and deliver this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Parent or the Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Parent or the Merger Sub, as applicable, including the approval of the Merger by the Board of Directors of each of the Parent and the Merger Sub. This Agreement and the other Transaction Documents to which the Parent or the Merger Sub is a party have been or will be when executed and delivered by the Parent or the Merger Sub, duly executed and delivered by the Parent or the Merger Sub, as applicable, and constitute, or will constitute when executed and delivered by the Parent or the Merger Sub, the valid and binding obligations of the Parent or the Merger Sub, as applicable, enforceable against the Parent or the Merger Sub, as applicable, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Legal Requirements affecting or relating to creditors' rights generally, and (ii) general principles of equity.

          (b) The execution and delivery by each of the Parent and the Merger Sub of this Agreement and the other Transaction Documents to which it is a party, or will be a party when they are executed by the Parent or the Merger Sub, as applicable, do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the charter or bylaws of the Parent or Merger Sub, as applicable, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under or the payment of any fees or fines under, any note, mortgage, indenture, lease, guarantee, contract or other agreement or obligation to which the Parent or the Merger Sub is a party or by which the Parent or the Merger Sub or any of their respective properties or assets may be bound, (iii) conflict with or violate any permit, concession, franchise, license, judgment or Legal Requirements applicable to any the Parent or the Merger Sub or any of their respective properties or assets, (iv) give any Governmental Body the right to challenge any of the transactions contemplated by this Agreement or any of the Transaction Documents or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which either the Parent or the Merger Sub , or any of the assets owned, used or controlled by the Parent or the Merger Sub, is subject,
(v) contravene, conflict with or result in a violation of any of the terms or

                                      38.

requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Parent or the Merger Sub or that otherwise relates to either's business or to any of the assets owned, used or controlled by either of them, or
(vi) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by either the Parent or the Merger Sub (except for minor Liens that will not, in any case or in the aggregate, detract from the value of the assets subject thereto or materially impair the operations of either the Parent or the Merger Sub).

          (c) No Consent from a Governmental Body is required by or with respect to either the Parent or the Merger Sub in connection with the execution, delivery and performance of this Agreement, the Transaction Documents, or the consummation of the Merger or any other transaction contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of California in accordance with the CGCL and (ii) such Consents as may be required under applicable federal, state and international securities Legal Requirements.

     3.4  SEC Filings; Financial Statements    .

          (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 2001 and the date of this Agreement (the "Parent SEC Documents") which availability will be deemed satisfied if such Parent SEC Documents are available in final form on the SEC's website. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby, except that the unaudited interim financial statements were or when filed are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     3.5 Absence of Changes. Except as set forth in Part 3.5 of the Parent Disclosure Schedule, since September 30, 2001, Parent has not suffered any event or occurrence (whether singly or in the aggregate) that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

                                      39.

     3.6  Legal Proceedings; Orders.

          (a) Except as set forth in the Parent SEC Documents, there is no pending Legal Proceeding, and to the knowledge of Parent, no Person has threatened to commence any Legal Proceeding: (i) that involves Parent or any of the assets owned, used or controlled by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents. Except as set forth in the Parent SEC Documents, no event has occurred, and no claim or dispute exists, that, to the knowledge of Parent, could give rise to the commencement of any such Legal Proceeding as described above.

          (b) There is no order, writ, injunction, judgment or decree to which Parent or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or other employee of the Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Parent's business.

     3.7 Non-Contravention; Consents. Except as set forth in Part 3.7 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents:

          (a) contravene, conflict with or result in a violation of any of the provisions of the certificate or articles of incorporation, as applicable, or the bylaws of Parent or Merger Sub;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated by this Agreement or any of the Transaction Documents or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, any of its Subsidiaries, or any of the assets owned, used or controlled by Parent or its Subsidiaries, is subject;

          (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Parent Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Contract, (ii) accelerate the maturity or performance of any such Parent Contract, or (iii) cancel, terminate or modify any such Parent Contract; or

          (d) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Parent, or its Subsidiaries (except for minor Liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent).

          Except as set forth in Part 3.7 of the Parent Disclosure Schedule, no filing with, notice to or consent from any Person is required in connection with
(x) the execution, delivery or performance of this Agreement or any of the Transaction Documents, or (y) the consummation

                                      40.

of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents.

     3.8 Eligibility to Use Form S-3. Parent currently meets the requirements for the use of Form S-3 for registration of the resale by the shareholders of the Company of the shares of Parent Common Stock issuable to them pursuant to this Agreement in connection with the Merger. Parent will file all reports required to be filed by Parent with the SEC in a timely manner and take all other necessary action so as to maintain such eligibility for the use of Form S-3.

     3.9 Valid Issuance. Subject to Section 1.5(d), the shares of Parent Common Stock to be issued pursuant to Section 1.5 will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will be issued in compliance with all federal and state securities laws.

     3.10 Reorganization. As of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     3.11 Section 16(b) of the Exchange Act. The Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, adopt a resolution providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock in the Merger, and of options to purchase Parent Common Stock, upon conversion of options to purchase shares of Company Common Stock, in each case pursuant to the transactions contemplated hereby are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Company Insiders" shall mean those officers and directors of the Company who will be subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of their service as a director or executive officer of Parent after the Effective Time.

4.   Certain Covenants of the Company

     4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the termination of the Agreement or the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company. Unless otherwise required by Legal Requirements, the parties will treat any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

                                      41.

     4.2  Operation of the Company's Business

          (a) During the Pre-Closing Period, the Company shall: (i) ensure that the Company conducts its business and operations in the ordinary course and in accordance with past practices; (ii) use commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, employees and other Persons having business relationships with the Company; (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company; and (iv) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company's businesses.

          (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent which consent, or refusal to consent, will not be unreasonably delayed or withheld):

               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements.

               (ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any Company Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security, except that (A) the Company may issue shares of its Common Stock upon the conversion of Series A Preferred Stock or Series B Preferred Stock (B) the Company may issue Company Common Stock upon the valid exercise of Company Rights outstanding as of the date of this Agreement and set forth in the Company Disclosure Schedule and (C) the Company may issue to new employees options to purchase shares of Company Common Stock, commensurate with options granted to similarly situated employees in the past, under, and on the terms of, the Company Stock Option Plans.

               (iii) amend or waive any of its rights under any provision of any of the Company's stock option plans, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or Company Right;

               (iv) amend or permit the adoption of any amendment to any Constituent Documents other than the adoption and filing with the Secretary of State of the State of California of the Second Amended and Restated Articles of Incorporation of the Company in the form attached hereto as Exhibit G attached hereto (the "Restated Articles"), or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except for the Merger);

               (v) recognize any labor union or enter into any collective bargaining agreement;

                                      42.

               (vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

               (vii) form any Subsidiary or acquire any equity interest or other ownership interest in any other Entity;

               (viii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $50,000;

               (ix) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

               (x) lend money to any Person, or incur or guarantee any indebtedness;

               (xi) establish, adopt or amend any Company Employee Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers.

               (xii) hire any new employee having an annual salary in excess of $60,000;

               (xiii) enter into any material transaction or take any other material action outside the ordinary course of business;

               (xiv) allow the total assets of the Acquired Entities as reflected on any regularly-prepared consolidated balance sheet of the Acquired Entities dated subsequent to the date hereof to exceed the HSR Limit; or

               (xv) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses "(i)" through "(xiv)" of this
Section 4.2(b).

     4.3 Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

          (a) the discovery by the Company of any event or fact that occurred or existed on or prior to the date of this Agreement and that constitutes an inaccuracy in any representation or warranty made by the Company in this Agreement;

          (b) any event or fact that occurs after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                                      43.

          (c) any breach of any covenant or obligation of the Company contained in this Agreement; and

          (d) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

     4.4  Consent of Company Shareholders.

          (a) The Company shall take all action necessary under the Company Constituent Documents and under the CGCL to solicit, by written consent (the "Written Consent") and make best efforts to obtain the votes of all of the holders of the Company's capital stock in favor of the Merger and acknowledges that pursuant to the Voting Agreement or otherwise that the Required Company Shareholder Vote has been obtained as of the date hereof to approve the Agreement, the Merger, the Restated Articles and the Agreement of Merger.

          (b) As soon as practicable after the date hereof, the Company will distribute to the Company shareholders, in connection with the Written Consent, an Information Statement and related documents. The Information Statement shall include a statement to the effect that the Board of Directors of the Company unanimously recommends that the shareholders of the Company vote to approve the principal terms of the Merger and this Agreement and shall otherwise be in form and substance satisfactory to Parent.

     4.5 HSR Act; Securities Law Compliance. If the Closing of the Merger is delayed beyond December 15, 2001 as a result of the failure of or lack of compliance with the conditions set forth in Section 6.9 or 6.10, the Company agrees to use its best efforts to comply with the applicable section as promptly as practicable and all costs and expenses incurred as a result of such efforts shall be borne solely by the Company, specifically including all costs and expenses related to filing made by the Company and Parent under the HSR Act ("HSR Costs") and all costs and expenses related to compliance with applicable securities laws whether by registration of the offering of Parent Common Shares by the Parent to the Shareholders in the Merger by filing of a registration statement on Form S-4 in accordance with the Securities Act, or the issuance of exempt securities in accordance with Section 3(a)(10) of the Securities Act.

5.  Additional Agreements of the Parties

     5.1  No Solicitation.

          (a) During the Pre-Closing Period, no Acquired Entity shall, directly or indirectly, through any officer, director, manager, Employee, representative or agent, (i) take any action to solicit, initiate, seek, encourage, respond to or support any inquiries, proposals or offers that constitutes, or would reasonably be expected to lead to, a proposal or offer for an Acquisition Transaction involving Company or any of the Company Subsidiaries (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Company Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any corporation, partnership, person or other entity or group (other than Parent) relating to, any Company Acquisition Proposal, or (iii) agree to, approve or recommend any Company Acquisition Proposal. In no event shall Company accept or enter into an agreement,

                                      44.

letter of intent or a binding or non-binding term sheet with any third party with respect to a Company Acquisition Proposal (including any private equity financing) prior to the termination of this Agreement. During the Pre-Closing Period, Parent agrees not to directly or indirectly, through any officer, director, manager, Employee, representative or agent, (i) take any action to solicit, initiate, seek, encourage, respond to or support any inquiries, proposals or offers that constitutes, or would reasonably be expected to lead to, a proposal or offer for an Alternative Company Transaction (as defined hereafter) involving the Parent (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Alternative Company Transaction Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any corporation, partnership, person or other entity or group (other than an Acquired Entity) relating to, any Alternative Company Transaction Proposal, or (iii) agree to, approve or recommend any Alternative Company Transaction Proposal. In no event shall Parent accept or enter into an agreement, letter of intent or a binding or non-binding term sheet with any third party with respect to an Alternative Company Transaction Proposal prior to termination of this Agreement. An "Alternative Company Transaction" shall mean a transaction in which the target corporation produces a product in the Bluetooth and/or wireless LAN business sector.

          (b) Either of Company (or any of the Company Subsidiaries) or Parent, as applicable, shall notify one another no later than twenty-four (24) hours after receipt by either of Company (or any of the Company Subsidiaries) (or their advisors) or Parent, as applicable, of any Company Acquisition Proposal or Alternative Company Transaction Proposal, as applicable, or any request for nonpublic information in connection with a Company Acquisition Proposal or Alternative Company Transaction Proposal, as applicable, for access to the properties, books or records of Company (or any of the Company Subsidiaries) or Parent, as applicable, by any person or entity that informs Company (or any of the Company Subsidiaries) or Parent, as applicable, that it is considering making, or has made, a Company Acquisition Proposal or an Alternative Company Transaction Proposal, as applicable. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (c) It is expressly agreed that monetary damages would be inadequate to compensate either Company or Parent for any breach of the covenants set forth in this Section 5.1 and, accordingly, in the event of any breach or threatened breach by any such party of any such covenants, in addition to any other remedies at law or in equity to which either Company or Parent may be entitled, either Company or Parent, as applicable, shall be entitled to permanent injunctive relief in any court of competent jurisdiction. The provisions of this
Section 5.1 are in addition to and not in lieu of any similar agreements or covenants in any Transaction Documents.

     5.2 Public Disclosure. Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except pursuant to Legal Requirements or by the rules or regulations of the SEC or the Nasdaq.

     5.3 Tax-Free Reorganization. Parent and Company each intend that the Merger shall qualify for treatment as a reorganization within the meaning of
Section 368(a) of the Code.

                                      45.

Parent and Company each agree to refrain from taking any action inconsistent with such intended treatment. Parent and Company agree to make reasonable representations as requested by counsel to Parent and Company with respect to the rendering of the opinions required pursuant to Section 6.5(a)(i) and 7.3(a)(i).

     5.4 Employment Matters. Offers of employment with the Parent or the Company given to any Company Employee shall be contingent upon the execution of a confidentiality agreement and proprietary rights assignment agreement reasonably acceptable to Parent, to the extent that such Company Employee has not previously executed such agreements in connection with his or her employment with Company or an Acquired Entity.

     5.5 Company 401(k) Plan. Company agrees to terminate its 401(k) plan immediately prior to the Effective Time. Company shall deliver to Parent evidence that Company's 401(k) plan has been terminated pursuant to resolutions of Company's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

     5.6 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.7 Expenses. The parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated, all Taxes applicable to the transfer of Company Common Stock and the equity or other ownership interests of the Company Subsidiaries, as contemplated by this Agreement shall become the liabilities of the Surviving Corporation as a result of the Merger.

     5.8 Updating Schedules. After execution of this Agreement and prior to the Effective Time, each of Parent and Company will promptly supplement or amend their respective Disclosure Schedules to reflect any matter that, if existing, occurring or known on the date set forth or discussed in such Disclosure Schedules, should have been so disclosed, or which is necessary to correct any information in such Disclosure Schedules which was or has been rendered inaccurate thereby; provided, however, that for the purpose of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by either party shall not be deemed to have been disclosed as of the date hereof or to constitute part of or an amendment or supplement to such party's Disclosure Schedule or to cure any breach or inaccuracy of a representation or warranty unless so agreed to in writing by the other party.

                                      46.

     5.9 Company D&O Insurance. Parent agrees to provide the same level of directors and officers insurance as is currently in place for the directors and officers of Company to such directors and officers for a period of three (3) years from the Closing Date; provided, however, that in no event shall the cost of such insurance exceed $30,000 in the aggregate.

     5.10 Form S-8. Parent agrees to file, no later than 10 days after the Closing, a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent. Company shall cooperate with and assist Parent in the preparation of such registration statement.

     5.11 Indemnification. All rights to indemnification and exculpation existing in favor of those Persons who on or prior to the Effective Time were directors or executive officers of the Company for acts or omissions occurring prior to the Effective Time, as provided in the Consituent Documents (as in effect as of the date of this Agreement) shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under California law for a period of three (3) years from the Effective Time.

     5.12 Employee Benefits. Parent agrees that all Employees of the Company who continue employment with Parent or the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's retirement, health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 5.12 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time, and (b) if Parent or the Surviving Corporation terminates any such retirement, health, vacation or other employee benefit plan, then the Continuing Employees shall be eligible to participate in Parent's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Parent in similar positions and at similar grade levels. With respect to such benefits and to the extent permitted under applicable employee benefit plans of Parent, credit for service accrued by Continuing Employees (and eligible dependents) for employment with any Acquired Entity prior to the Effective Time shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a similar or corresponding Company Employee Plan) and eligibility waiting periods applicable to any Continuing Employee of an Acquired Entity under any group health plan shall be waived, and employees shall be given credit for amounts paid under any Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Company Employee Plan. Nothing in this Section 5.12 or elsewhere in this Agreement shall be construed to create a right in any Employee to employment with Parent, the Surviving Corporation or any other subsidiary of Parent and, subject to any other binding written agreement between an Employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment.

     5.13 Section 16 Matters. The Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time

                                      47.

adopt a resolution providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock in the Merger, and of options to purchase Parent Common Stock upon conversion of options to purchase shares of Company Common Stock, in each case pursuant to the transactions contemplated hereby are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any receipt shall be so exempt. "Company Insiders" shall mean those officers and directors of the Company who will be subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of their service as a director or executive officer of Parent after the Effective Time.

6.   Conditions Precedent to Obligations of Parent and Merger Sub

          The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, other than the representations and warranties contained in Sections 2.7 and 2.8 hereof (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Company Material Adverse Effect determined as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded).

     6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Shareholder Approval. The principal terms of the Merger and this Agreement shall have been duly approved by the Required Company Shareholder Vote.

     6.4 Consents. All Consents identified in Part 2.4(c) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

     6.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) executed copies of (i) the legal opinion of GCWF, dated as of the Closing Date and rendered to the Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters reasonably acceptable to CG

                                      48.

and GCWF) and (ii) the legal opinion of CG as to certain other matters in the form attached as Exhibit H hereto; the opinion referred to in clause (i) of this
Section 6.5(a) shall not be waivable unless approval of the opposing party is obtained with appropriate disclosure and in rendering such opinions counsel may rely upon reasonable representations and certificates of Parent, Merger Sub and Company;

          (b) an Escrow Agreement, executed by the Company, the Shareholder Representative and the Escrow Agent;

          (c) a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer (or other duly elected or appointed executive officer of the Company) representing and warranting that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied;

          (d) a resignation from each director and officer of the Company effective as of the Closing from each office or directorship held by such person in any Acquired Entity and a waiver from each of them of any rights to accelerated vesting of shares of capital stock of the Company due to constructive termination of his or her employment with the Company;

          (e)  evidence reasonably satisfactory to Parent of the termination of
(i) the Second Restated Investors' Rights Agreement by and among the Company and certain of its investors and (ii) any agreements regarding maintaining status as a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended; and

          (f) a copy of the Restated Articles certified by the Secretary of State of the State of California as filed therewith.

     6.6 Employment Agreements. The Employment Agreement executed by each of the Key Employees shall be in full force and effect and the Parent shall have received duly executed and delivered Employment Agreements from each of Hong Kwek Ee and Hongyu Xie.

     6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.8 No Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable likelihood of an outcome that would be reasonably expected to have a Company Material Adverse Effect: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (b) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries.

     6.9 Total Assets. The total assets of the Acquired Entities for purposes of the HSR Act and as reported on the last regularly prepared consolidated unaudited balance sheet of the Acquired Entities prior to the Closing shall be less than $10 million (the "HSR Limit").

                                      49.

     6.10 Investor Representation Statement; Number of Shareholders. Each of the Company's shareholders who are U.S. Persons shall have delivered to the Parent a signed Investor Representation Statement in substantially the form attached hereto as Exhibit I and each such Investor Representation Statement shall have been provided to Parent, and there shall be no more than thirty-five
(35) Company shareholders who are (A) U.S. persons as defined under Regulation S under the Securities Act ("U.S. Person") and (B) not "accredited investors" as defined in Rule 501 under the Securities Act.

     6.11 Restrictions on Transfer of Parent Common Stock Issued in the Merger. In connection with the issuance of the Total Merger Shares consisting of Parent Common Stock, each Major Shareholder and the shareholders listed on
Schedule 6.11 attached hereto and incorporated herein by this reference receiving such Parent Common Stock pursuant to the terms of this Agreement will execute and deliver to Parent a lock-up agreement at or prior to Closing substantially in the form attached hereto as Exhibit F (the "Lock-Up Agreement").

     6.12 Purchaser Representative. There shall be a Purchaser Representative, as defined in Regulation D under the Securities Act, representing each holder of Company Capital Stock who is a U.S. Person and not an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act, and such Purchaser Representative shall have executed and delivered documentation reasonably satisfactory to Parent.

     6.13 Closing Cash Balance. The Closing Cash Balance immediately prior to Closing shall be zero dollars or in excess of zero dollars.

7.   Conditions Precedent to Obligations of the Company

          The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. The representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Parent Material Adverse Effect determined as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Parent Material Adverse Effect" qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded).

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

                                      50.

     7.3  Documents.  The Company shall have received the following documents:

          (a) executed copies of (i) the legal opinion of CG, dated as of the Closing Date and rendered to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters reasonably acceptable to GCWF and CG) and (ii) the legal opinion of GCWF as to certain other matters in the form attached in Exhibit J hereto; the opinion referred to in clause (i) of this Section 7.3(a) shall not be waivable unless approval of the opposing party is obtained with appropriate disclosure and in rendering such opinions, counsel may rely upon reasonable representations and certificates of Parent, Merger Sub and Company;

          (b) an Escrow Agreement, executed by the Escrow Agent, the Shareholder Representative and the Parent;

          (c) a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied; and

     7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.5 No Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable likelihood of an outcome that could have a Parent Material Adverse Effect challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     7.6 Total Assets. The total assets of the Acquired Entities for purposes of the HSR Act and as reported on the last regularly prepared consolidated unaudited balance sheet of the Acquired Entities prior to the Closing shall be less than $10 million.

     7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the Nasdaq.

8.   Registration of Shares.

     8.1  Registration Statement.

          (a) As promptly as practicable after the Closing (and in any event within twenty (20) days after the Closing), Parent shall file with the SEC a registration statement on Form S-3, or if Form S-3 is unavailable, on any other appropriate form (the "Registration Statement") registering for resale the shares of Parent Common Stock to be issued pursuant to Section 1.5 and upon the exercise of any Company Warrants assumed by Parent pursuant to Section 1.6 (such shares of Parent Common Stock being referred to collectively as the "Registrable Shares"). Parent shall use commercially reasonable efforts: (a) to cause the

                                      51.

Registration Statement to be declared effective by the SEC as soon as practicable after the Closing; and (b) to cause the Registration Statement to remain effective until the earlier of (i) the second anniversary of the Closing Date, (ii) the date all of the Registrable Shares registered thereunder may be sold under Rule 144 in one three-month period, or (iii) the date on which all of the Registrable Shares covered by the Registration Statement have been sold.

          (b)  Parent shall (at its own expense):

               (i) prepare and file with the SEC such amendments to the Registration Statement, and such supplements to the related prospectus, as may be required in order to comply with the applicable provisions of the Securities Act;

               (ii) promptly furnish to the holders of Registrable Shares such numbers of copies of a prospectus conforming to the requirements of the Securities Act as they may reasonably request in order to facilitate the disposition of the Registrable Shares covered by the Registration Statement; and

               (iii) use reasonable efforts to register and qualify the Registrable Shares under the securities laws of such states as the holders of Registrable Shares may reasonably request; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any of such states.

          (c) A Person who receives Registrable Shares in the Merger pursuant to Section 1.5 shall be referred to herein as a "Participating Holder."

          (d)  Indemnification.

               (i) Parent agrees to indemnify, to the extent permitted by law, each Participating Holder against all Damages suffered by such Participating Holder as a result of any untrue or alleged untrue statement of material fact contained in the Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or as a result of any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information furnished in writing to Parent by such Participating Holder for use therein or results from such Participating Holder's failure to deliver a copy of the Registration Statement or related prospectus (or any amendment thereof or supplement thereto) after Parent has furnished such Participating Holder with a sufficient number of copies thereof.

               (ii) In connection with the Registration Statement, each Participating Holder (i) shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with such Registration Statement or the related prospectuses, and (ii) to the extent permitted by law, will indemnify Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in such Registration Statement or in the related prospectus or preliminary prospectus (or in any


                                      52.

amendment thereof or supplement thereto) or from any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information or affidavit furnished in writing by such Participating Holder.

               (iii)     Any Person entitled to indemnification under this
Section 8 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) unless in the indemnified party's reasonable judgment a conflict of interest exists between the indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without the indemnifying party's consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will pay the fees and expenses of only one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other indemnified party with respect to such claim (in which case the indemnifying party will pay the fees and expenses of additional counsel).

          (e) Transferability of Registration Rights. The rights of Participating Holders under this Section 8 are not transferable except in connection with: (i) a transfer by will or intestacy; (ii) estate planning transfers consisting of gifts to the spouse or issue of the transferor, or to a charity qualified under Section 501(c)(3) of the Code; and (iii) a distribution of any of the Registrable Shares, without additional consideration, to the underlying beneficial owners thereof (such as the general partners, limited partners, shareholders or trust beneficiaries of a Company shareholder), in which event in each such case such transferee or distributee shall be deemed to be a "Participating Holder" for purposes of this Section 8 and shall be required to comply with the provisions of this Section 8.

          (f) Delay of Registration. For a period not to exceed 15 days, Parent may delay the effectiveness of the Registration Statement, or suspend the use of the Registration Statement (and the Participating Holders hereby agree not to offer or sell any Registrable Shares pursuant to the Registration Statement during such period) after receiving notice of such delay or suspension), at any time when Parent, in its reasonable judgment after consultation with counsel, believes that there is or may be in existence material nonpublic information or events involving Parent, the failure of which to be disclosed in the prospectus included in either of the Registration Statement could result in a violation of the Securities Act, the Exchange Act or any provision of any state securities law (the "Suspension Right"). In the event Parent exercises the Suspension Right, such suspension shall continue for the period of time, and only such period of time, reasonably necessary for disclosure to occur at a time that is not detrimental to Parent or its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Participating Holders notice of any such delay or suspension and prompt notice of the cessation of suspension or delay. In the event Parent reasonably believes that any of the foregoing


                                      53.

circumstances are continuing after such 15-day period, it may, with the consent of the holders of a majority of the Registrable Shares (which consent shall not be unreasonably withheld) extend such 15-day period for one additional 15-day period. Parent will use all reasonable efforts to minimize the length of any suspension or delay under this Section 8.1(f); provided, however that nothing contained in this Section 8.1 shall be deemed to require Parent to make any disclosures.

          (g) Amendment of Section 8. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 8 may be amended by Parent at any time with the consent of the Shareholders' Representative.

9.   Termination

     9.1  Termination Events.  This Agreement may be terminated prior to the
Closing:

          (a)  by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) must have used all reasonable efforts to remove any such Order;

          (c) by Parent if (i) any of the Company's representations and warranties contained in Section 2 shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) any of the Company's covenants contained in Sections 4 or 5 shall have been breached such that the condition set forth in
Section 6.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or breach until thirty
(30) days subsequent to the date of such inaccuracy or breach;

          (d) by the Company if (i) any of Parent's representations and warranties contained in Section 3 shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) if any of Parent's covenants contained in
Section 5 shall have been breached such that the condition set forth in Section
7.2 would not be satisfied as of the time of such breach (assuming the Closing Date were of such time); provided, however, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not

                                      54.

terminate this Agreement under this Section 9.1(d) on account of such inaccuracy or breach until thirty (30) days subsequent to the date of such inaccuracy or breach; or

          (e) by Parent or the Company if the Closing has not taken place on or before December 15, 2001; provided, however, that such date shall be extended to April 15, 2002 if (i) the parties are required to make filings with the U.S. Department of Justice, Antitrust Division, pursuant to the HSR Act or (ii) Regulation D as promulgated under the Securities Act is unavailable as an exemption from the registration requirements of the Securities Act for the issuance of shares of Parent Common Stock in the Merger and Parent elects either
(x) to register the offering of shares in the Merger on a registration statement of Form S-4 in accordance with the provisions of the Securities Act or (y) to issue such shares as exempt securities in accordance with Section 3(a)(10) of the Securities Act (other than as a result of any failure on the part of the terminating party to comply with or perform any of its covenants or obligations set forth in this Agreement).

     9.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 9.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and (except for termination under Section 9.1(e) which will not require such certification) setting forth a brief description of the basis on which it is terminating this Agreement.

     9.3  Effect of Termination.  If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; (c) the parties shall, in all events, remain bound by and continue to be subject to
Section 5.1; and (d) no party shall be liable for any consequential or punitive damages.

10.  Indemnification

     10.1 Survival of Representations and Warranties and Covenants. All representations and warranties made by the Company in Section 2 of this Agreement and the Company Disclosure Schedule, shall survive the Closing and continue in full force and effect as follows:

          (a)  The representations and warranties of the Company contained in
Section 2.11 (Intellectual Property) and those portions of the Company Disclosure Schedule related to such representations and warranties shall survive until the third anniversary of the Closing Date at which time such representations and warranties shall expire;

          (b)  The representations and warranties of the Company contained in
Section 2.16 (Taxes) and those portions of the Company Disclosure Schedule related to such representations and warranties shall survive until the second anniversary of the Closing Date at which time such representations and warranties shall expire; and

                                      55.

          (c) All representations and warranties of the Company other than those contained in Section 2.11 (Intellectual Property) and Section 2.16 (Taxes) and those portions of the Company Disclosure Schedule related to such representations and warranties shall survive until the first anniversary of the Closing Date at which time such representations and warranties shall expire.

     10.2 Indemnification by the Company.

          (a) Subject to the limitations set forth in this Section 10, the Company will indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, affiliates, stockholders, agents, attorneys and employees, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (each being a "Parent Indemnified Person;" collectively, the "Parent Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, legal fees and expenses, (collectively, "Losses") arising out of, based upon, related to, caused by or in connection with any misrepresentation or inaccuracy, non-performance, breach of or default in any of the representations, warranties, covenants and agreements given or made by the Company in Section 2 or Section 4 of this Agreement or the Company Disclosure Schedule. The recourse of the Indemnified Persons shall be to make claims against the Escrow Shares and claims against the Escrow Shares shall be the sole and exclusive remedy of Indemnified Persons for any Losses hereunder.

          (b) Nothing in this Agreement shall limit the liability in amount or otherwise of (i) the Company for any knowing misrepresentation or inaccuracy, or non-performance, or intentional breach of or default in any representation, warranty or covenant if the Merger does not close, or (ii) any shareholder of the Company with respect to fraud, criminal activity or the knowing or intentional misrepresentation, inaccuracy or non-performance, or intentional breach of or default in any covenant, representation or warranty contained in this Agreement.

     10.3 Indemnity Cap; Threshold for Claims; Excluded Losses and Costs. No claim for Losses shall be made under this Section 10 unless the aggregate of all Losses exceeds $250,000 for which claims are made hereunder by the Parent Indemnified Persons, in which case the Parent Indemnified Person shall be entitled to seek compensation for all Losses in excess of such $250,000 (the "Limitation"); provided, however, the Limitation shall not be applicable with respect to the Excluded Losses and Costs. Notwithstanding anything to the contrary herein, the total Losses recoverable from the Escrow Shares by all Parent Indemnified Persons collectively shall not exceed in the aggregate an amount equal to the product of the total number of Escrow Shares times the Closing Sales Price (the "Indemnity Cap"); provided, however, the Indemnity Cap shall not be applicable to any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, legal fees and expenses, arising out of, based upon, related to, caused by or in connection with (i) fraud, criminal activity or the knowing or intentional misrepresentation, inaccuracy, non-performance, breach of or default in any covenant, representation or warranty by the Company or its affiliates contained in this Agreement, or (ii) those items listed on Schedule 10.3 attached hereto (together with items stated in clause (i) of this proviso, the "Excluded Losses and Costs.")

                                      56.

11.  Escrow Fund.

     11.1 Establishment of Escrow. At the Closing, the Escrow Shares shall be registered in the name of, and be deposited with the Escrow Agent, such deposit and any Additional Escrow Shares to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Shares shall be available to compensate Parent pursuant to the indemnification obligations hereunder. In the event Parent issues any Additional Escrow Shares (as defined in the Escrow Agreement attached hereto as Exhibit E and incorporated herein by reference), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

     For purposes of compensating Parent Indemnified Parties for its losses pursuant to this Agreement, each share of Parent Common Stock released from escrow shall be valued at the closing sale price of one share of Parent Common Stock as quoted on the Nasdaq on the date such share is released from the escrow.

     11.2  Dispute Resolution.

          (a) The parties desire that any controversy or claim arising out of or related to this Agreement will be resolved in an expeditious and efficient manner exclusively in accordance with this dispute resolution procedure. A dispute under this clause shall be initiated by delivering written notice to the other party briefly stating the nature of the dispute and requesting resolution. Except as otherwise specified, each party shall bear its own costs and fees relating to any dispute.

          (b) The parties agree that before initiation of any legal or arbitration proceeding with respect to any issue arising out of the transactions contemplated by the Agreement, they shall cause their respective representatives to attempt to resolve in good faith all disputes between the parties. The parties agree that they will cause, in the case of Parent, Nancy Richardson or her successor-in-interest, and, in the case of the Shareholders' Representative, Jason Mendelson, or his successor-in-interest to meet in person in Dallas County, Texas, to attempt in good faith to resolve such dispute within fifteen
(15) days of notification of such dispute. In the event that the representatives are unable to resolve such dispute, the aggrieved party must refer the dispute to mediation under paragraph (c).

          (c) In the event any dispute is not resolved by a meeting of the parties as described in paragraph (b) above, the dispute shall be referred to non-binding mediation. The mediation shall occur within twenty (20) days of the meeting of the parties as described in paragraph (b) above. Mediation fees shall be split equally among the parties. The mediator shall be selected by agreement of the parties or, in the event of no agreement, shall be designated by Judicial Arbitration and Mediation Services ("JAMS"). The mediation shall be attended by the parties' representatives designated in paragraph (b) above and the parties' attorneys.

          (d) In the event such dispute is not resolved by mediation, the aggrieved party shall refer the dispute to binding arbitration. The arbitration shall be governed by the procedures set forth below. The arbitrator shall give written notice to the parties of the arbitrator's

                                      57.
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determination, which shall be conclusive on the parties. The parties agree to act in compliance with the arbitrator's determination, and upon such arbitration determination, judgment upon the same may be entered by any court of competent jurisdiction.

          (e) Within thirty (30) days of referral of such dispute to arbitration, a single arbitrator will be selected by agreement of the parties or, in the event of no agreement, shall be designated by JAMS. Unless agreed otherwise by the parties, the arbitrator shall be a retired judge with arbitration experience.

          (f) The parties agree to submit discovery plans to the arbitrator within fifteen (15) days following the date that the arbitrator accepts his appointment to this matter. The discovery plan will describe all discovery contemplated. The arbitrator will schedule a meeting of counsel to occur within fifteen (15) days of his receipt of the discovery plans, at which time the arbitrator will issue a written order scheduling dates for all depositions and completion dates for all additional discovery. The written discovery plan may only be modified by a written order from the arbitrator.

          (g) The arbitration hearing shall take place in Dallas County, Texas within forty-five (45) days of the arbitrator's acceptance of his appointment. The hearing is not to exceed two (2) days. Introduction of evidence and testimony at the hearing will be subject to the Federal Rules of Civil Procedure. Each party is entitled to be heard, to present material evidence and testimony, and to cross-examine witness appearing at the hearing.

          (h)  The arbitrator may not award exemplary or punitive damages.

12.  Miscellaneous Provisions

     12.1 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:

          Microtune, Inc.
          2201 Tenth Street
          Plano, Texas 75074
          Attn: President
          Fax: (972) 673-1602


                                      58.

          with a copy to (which copy shall not constitute notice):

          Gray Cary Ware & Freidenrich LLP
          1221 South MoPac Expressway, Suite 400
          Austin, TX  78746-6875
          Attn: P. Steven Hacker, Esq.
          Fax:  (512) 457-7001

          if to the Company:

          Transilica Inc.
          6640 Lusk Blvd., Suite D-205
          San Diego, California  92121
          Attn: Hock Law
          Fax: (858) 558-7875

          with a copy to (which copy shall not constitute notice):

          Cooley Godward llp
          4401 Eastgate Mall
          San Diego, CA  92121-9109
          Attn:  Carl R. Sanchez, Esq.
          Fax:  (858) 550-6420


     12.3  Time of the Essence.  Time is of the essence of this Agreement.

     12.4 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Any party may execute this Agreement by facsimile signature, which shall be deemed to constitute an original for all purposes hereof.

     12.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

     12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Neither party may assign any of its rights hereunder to any Person.

     12.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant,


                                      59.

obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     12.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     12.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Parent and the Company.

     12.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     12.12 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     12.13 Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that (i) the persons who are Shareholders of Company immediately prior to the Effective Time (and their successors and assigns) are expressly intended to be third party beneficiaries of Sections 1, 2, 4, 5, 8 and 10, and (ii) each of the foregoing persons is an express intended third party beneficiary of Section 11, to the extent relevant to any of the foregoing, and as such are entitled to rely on the provisions hereof as if a party hereto.

     12.14  Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                      61.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                    Microtune, Inc.
                                     a Delaware corporation

                                        /s/ Douglas J. Bartek
                                    By:_______________________________________
                                    Douglas J. Bartek, Chief Executive Officer



      [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.


                                    Transilica Inc.
                                    a California corporation


                                        /s/ Hock Law
                                    By:______________________________________
                                    Hock Law, Chief Executive Officer


      [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.


                                    Micro Acquisition, Inc.
                                     a California corporation

                                        /s/ Douglas J. Bartek
                                    By:_____________________________________
                                    Douglas J. Bartek, President

      [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.




                                    /s/ Jason Mendelson
                                   _____________________________________________
                                   Jason Mendelson, Shareholders' Representative






      [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]